UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Alaska Air Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

P.O. Box 68947

Seattle, Washington 98168

To our Stockholders:

The Annual Meeting of Stockholders of Alaska Air Group, Inc. (the Annual Meeting) will be held in the William M. Allen Theater at the Museum of Flight, 9404 East Marginal Way South, Seattle, Washington at 3 p.m. on Thursday, May 7, 2015, for the following purposes:

1.	to elect to the Board of Directors the 11 nominees named in this Proxy Statement, each for a one-year term;

2.	to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants (the independent accountants) for fiscal year 2015;

3.	to seek an advisory vote to approve the compensation of the Company’s Named Executive Officers;

4.	to consider a stockholder proposal regarding an independent board chairman policy; and

5.	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors set March 18, 2015 as the record date for the Annual Meeting. This means that owners of Alaska Air Group common stock as of the close of business on that date are entitled to receive this notice, attend the meeting in person with proper proof of ownership or by proxy (see Can I attend the Annual Meeting, and what do I need for admission? in the following Questions and Answers About the Annual Meeting section of this Proxy Statement); and vote at the meeting and any adjournments or postponements.

Whether or not you attend the meeting in person, we encourage you to vote by Internet or phone or to complete, sign and return your proxy prior to the meeting.

Because the majority of our stockholders will not be able to attend in person, we invite you to submit any questions you may have that would be of general stockholder interest to the Corporate Secretary via email at shannon.alberts@alaskaair.com. We will include as many of your questions as possible during the Q&A session of the meeting and will send you a copy of the response. Every stockholder vote is important. To ensure your vote is counted at the Annual Meeting, please vote as promptly as possible.

By Order of the Board of Directors,

Shannon K. Alberts

Corporate Secretary

March 27, 2015

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 7, 2015.

Stockholders may access, view and download the 2015 Proxy Statement and 2014 Annual Report at www.edocumentview.com/alk.

ALASKA AIR GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Annual Meeting Information

The Board of Directors of Alaska Air Group, Inc. (Air Group or the Company) is soliciting proxies for the 2015 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 18, 2015 as the record date for the meeting. Stockholders who owned Air Group common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 130,869,463 shares of Air Group common stock outstanding on the record date.

Internet Availability of Annual Meeting Materials

On or about March 27, 2015, stockholders of record, beneficial owners and employee participants in the Company’s 401(k) plans were mailed a Notice of Internet Availability of Proxy Materials (the Notice) directing them to a website where they can access the Company’s 2015 Proxy Statement and 2014 Annual Report (the Annual Meeting Materials). The Company’s Form 10-K for the year ended December 31, 2014 is included in the 2014 Annual Report. It was filed with the Securities and Exchange Commission (SEC) on February 11, 2015.

If you would prefer to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice and the material will be mailed to you.

All stockholders may access, view and download the Annual Meeting Materials at www.edocumentview.com/alk. Other information on the website does not constitute part of this Proxy Statement.

Admission to the Annual Meeting

If you would like to attend the meeting in person, you must present proof of stock ownership as of the record date along with valid, government-issued photo identification. For further details, see Can I attend the Annual Meeting, and what do I need for admission? in the following Questions and Answers About the Annual Meeting section of this Proxy Statement.

Questions and Answers about the Annual Meeting

Why am I receiving the Annual Meeting Material?

You are receiving the Annual Meeting Material from us because you owned Air Group common stock as of the record date for the Annual Meeting. This Proxy Statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Air Group common stock in several different ways. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration Service (DRS) advice evidencing shares held in book entry form, then you have a stockholder account with the Company’s transfer agent, Computershare Trust Company, N.A. (Computershare), and you are a stockholder of record. If you hold your shares in a brokerage, trust, or similar account, then you are the beneficial owner but not the stockholder of record of those shares. Employees of the Company’s subsidiaries who hold shares of stock in one or more of the Company’s 401(k) retirement plans are beneficial owners.

What am I voting on?

You are being asked to vote on the election of the 11 director nominees named in this Proxy Statement, to ratify the appointment of KPMG LLP as the Company’s independent accountants, to provide an advisory vote in regard to the compensation of the Company’s Named Executive Officers, and to vote on a stockholder proposal regarding an independent chairman

GENERAL INFORMATION	1

policy. When you sign and mail the proxy card or submit your proxy by phone or the Internet, you appoint each of Bradley D. Tilden and Shannon K. Alberts, or their respective substitutes or nominees, as your representatives at the meeting. (When we refer to the “named proxies,” we are referring to Mr. Tilden and Ms. Alberts.) This way, your shares will be voted even if you cannot attend the meeting.

How does the Board of Directors recommend I vote on each of the proposals?

•	FOR the election of each of the Board’s 11 director nominees named in this Proxy Statement;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent accountants for fiscal year 2015;

•	FOR the ratification of the compensation of the Company’s Named Executive Officers;

•	AGAINST the stockholder proposal regarding an independent chairman policy.

How do I vote my shares?

Stockholders of record can vote by using the proxy card or by phone or the Internet.

Beneficial owners whose stock is held:

•	in a brokerage account can vote by using the voting instruction form provided by the broker or by phone or the Internet;

•

by a bank, and who have the power to vote or to direct the voting of the shares, can vote using the proxy or the voting information form provided by the bank or, if made available by the bank, by phone or the Internet;

•	in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement; and/or

•	in trust in one of the Company’s 401(k) retirement plans can vote by telephone or internet, or by mailing the voting instruction form provided by the trustee.

Beneficial owners other than those who beneficially own stock held in trust in one of the Company’s 401(k) retirement plans can vote at the meeting provided that he or she obtains a “legal proxy” from the person or entity holding the stock for him or her (typically a broker, bank, or trustee). A beneficial owner can obtain a legal proxy by making a request to the broker, bank, or trustee. Under a legal proxy, the bank, broker, or trustee confers all of its rights as a record holder to grant proxies or to vote at the meeting.

Listed below are the various means you can use to vote your shares without attending the Annual Meeting.

You can vote on the Internet.

Stockholders of record and beneficial owners of the Company’s common stock can vote via the Internet regardless of whether they receive their annual meeting materials through the mail or via the Internet. Instructions for voting are provided along with your notice, proxy card or voting instruction form. If you vote on the Internet, please do not mail your proxy card if you received one (unless you intend for it to revoke your prior Internet vote). Your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You can vote by phone.

Stockholders of record and beneficial owners of the Company’s common stock can vote by phone. Instructions are provided along with your proxy card or voting instruction form. If you vote by phone, do not mail your proxy card if you received one (unless you intend for it to revoke your prior vote submitted by phone). Your vote by phone will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

2	GENERAL INFORMATION

You can vote by mail.

If you received this Proxy Statement by mail, simply sign and date the enclosed proxy card or voting instruction form and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You can vote by telephone or by the Internet.

Internet and telephone voting facilities for stockholders of record and beneficial owners will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on Wednesday, May 6, 2015. To allow sufficient time for voting by the trustee, voting instructions for the Company’s 401(k) plan shares must be received no later than 11:59 p.m. Eastern Time on Monday, May 4, 2015.

Voting by the Internet or phone is fast and convenient and your vote is immediately confirmed and tabulated. By using the Internet or phone to vote, you help Alaska Air Group conserve natural resources and reduce postage and proxy tabulation costs.

How will my shares be voted if I return a blank proxy or voting instruction form?

If you sign and return a proxy card without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors shown above and as the named proxies may determine in their discretion with respect to any other matters properly presented for a vote during the meeting or any postponement or adjournment of the meeting.

If my shares are held in a brokerage account, how will my shares be voted if I do not return voting instructions to my broker?

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange (NYSE). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name (beneficial) owner.

The proposal to ratify the appointment of the Company’s independent accountants for fiscal year 2015 is considered routine under NYSE rules. Each of the other items to be submitted for a vote is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of the Company’s independent accountants but will not be permitted to vote your shares on any of the other items. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining a quorum at the Annual Meeting and will be voted on the proposal to ratify the Company’s independent accountants in the manner instructed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

For a description of the effect of broker non-votes on the proposals, see How many votes must the nominees have to be elected? and Not including the election of directors, how many votes must the proposals receive in order to pass?.

What other business may be properly brought before the meeting, and what discretionary authority is granted?

Under the Company’s Bylaws, as amended April 30, 2010, a stockholder may bring business before the meeting or for publication in the Company’s 2015 Proxy Statement only if the stockholder gave written notice to the Company on or before November 28, 2014 and complied with the other requirements included in Article II of the Company’s Bylaws.

GENERAL INFORMATION	3

The Company has not received valid notice that any business other than that described or referenced in this Proxy Statement will be brought before the meeting.

As to any other matters that may properly come before the meeting and are not on the proxy card, the proxy grants to Mr. Tilden and Ms. Alberts the authority to vote in their discretion the shares for which they hold proxies.

What does it mean if I receive more than one proxy card, voting instruction form or email notification from the Company?

It means that you hold Alaska Air Group stock in more than one account. Please complete and submit all proxies to ensure that all your shares are voted or vote by Internet or phone using each of the identification numbers.

What if I change my mind after I submit my proxy?

Stockholders, except for persons who beneficially own shares held in trust in one of the Company’s 401(k) retirement plans, may revoke a proxy and change a vote by delivering a later-dated proxy or by voting at the meeting. The later-dated proxy may be delivered by phone, Internet or mail and need not be delivered by the same means used in delivering the prior proxy submission.

Except for persons beneficially owning shares in one of the Company’s 401(k) retirement plans, stockholders may do this at a later date or time by:

•	voting by phone or the Internet before 11:59 p.m. Eastern Time on Wednesday, May 6, 2015 (your latest phone or Internet proxy will be counted);

•	signing and delivering a proxy card with a later date; or

•

voting at the meeting. (If you hold your shares beneficially through a broker, you must bring a legal proxy from the broker in order to vote at the meeting. Please also note that attendance at the meeting, in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked.)

Persons beneficially owning shares in one of the Company’s 401(k) retirement plans cannot vote in person at the meeting and must vote in accordance with instructions from the trustees. Subject to these qualifications, such holders have the same rights as other record and beneficial owners to change their votes by phone or the Internet, however, in all cases your vote must be submitted by 11:59 p.m. Eastern Time on Monday, May 4, 2015.

Stockholders of record can obtain a new proxy card by contacting the Company’s Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, WA 98168, telephone (206) 392-5719.

Stockholders with shares held by a broker, trustee or bank can obtain a new voting instruction form by contacting your broker, trustee or bank.

Stockholders whose shares are held in one of the Company’s 401(k) retirement plans can obtain a new voting instruction form by contacting the trustee of such plan. You can obtain information about how to contact the trustee from the Company’s Corporate Secretary. Please refer to the section below titled How are shares voted that are held in a Company 401(k) plan? for more information.

If you sign and date the proxy card or voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your new choices will be voted.

4	GENERAL INFORMATION

How are shares voted that are held in the Company’s 401(k) plan?

On the record date, 3,822,103 shares were held in trust for Alaska Air Group 401(k) plan participants. The trustees, Vanguard Fiduciary Trust Company (Vanguard) and Fidelity Management Trust Company (Fidelity), provided Notice of Proxy and Access instructions to each participant who held shares through the Company’s 401(k) plans on the record date. The trustees will vote only those shares for which instructions are received from participants. If a participant does not indicate a preference as to a matter, including the election of directors, then the trustees will not vote the participant’s shares on such matters.

To allow sufficient time for voting by the trustee, please provide voting instructions no later than 11:59 p.m. Eastern Time on Monday, May 4, 2015. Because the shares must be voted by the trustee, those who hold shares through the 401(k) plans may not vote these shares at the meeting.

Can I attend the Annual Meeting, and what do I need for admission?

Admission to the Annual Meeting is limited to Air Group stockholders as of March 18, 2015 and persons holding valid proxies from stockholders of record. To be admitted to the Annual Meeting, you must present proof of your stock ownership as of the record date and valid, government-issued photo identification. Acceptable proof of stock ownership includes:

•	the admission ticket attached to the top of your proxy card (or made available by Computershare if you submit your proxy online);

•	a copy of the Notice of Proxy and Access Instructions you received by mail;

•	a photocopy of your voting instruction form;

•	a letter from your bank or broker confirming your ownership as of the record date;

•	a brokerage statement evidencing ownership of shares of Alaska Air Group stock as of the record date; or

•	a valid proxy form.

If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting. Guests of stockholders will not be admitted unless they provide their own proof of ownership according to the criteria outlined above.

Each stockholder of record or beneficial stockholder, including institutional holders, may designate one person to represent their shares at the meeting. If multiple representatives request admission on behalf of the same stockholder, the first person to register at the door with appropriate proof of ownership and proper delegation of voting authority will be allowed to attend the meeting.

Security measures may include bag search, metal detector and hand-wand search. The use of cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices is strictly prohibited.

May I vote in person at the meeting?

We will provide a ballot to any record holder of the Company’s stock who requests one at the meeting. If you hold your shares through a broker, you must bring a legal proxy from your broker in order to vote by ballot at the meeting. You may request a legal proxy from your broker to attend and vote your shares at the meeting by marking your voting instruction form or the Internet voting site to which your voting materials direct you. Please allow sufficient time to receive a legal proxy through the mail after your broker receives your request. Because shares held by participants in the Company’s 401(k) plans must be voted by the trustee, these shares may not be voted at the meeting.

GENERAL INFORMATION	5

How can I reduce the number of annual meeting materials I receive?

If you are a stockholder of record receiving multiple copies of the annual meeting materials either because you have multiple registered stockholder accounts or because you share an address with other registered stockholders, and you would like to discontinue receiving multiple copies, you can contact the Company’s transfer agent, Computershare, by telephone at (877) 282-1168 or by writing to them c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170.

If you are a beneficial stockholder, but not a registered stockholder, and you share an address with other beneficial stockholders, the number of annual meeting materials you receive is already being reduced because your broker, bank or other institution is permitted to deliver a single copy of this material for all stockholders at your address unless a stockholder has requested separate copies. If you would like to receive separate copies, please contact your broker, bank or institution and update your preference for future meetings.

Can I receive future materials via the Internet?

If you vote on the Internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs, as well as the number of paper documents you will receive.

Stockholders of record may enroll in that service at the time they vote their proxies via the Internet or at any time after the Annual Meeting and can read additional information about this option and request electronic delivery by going to www.computershare.com/investor. If you hold shares beneficially, please contact your broker to enroll for electronic proxy delivery.

At this time, employee participants in a Company 401(k) plan may not elect to receive notice and proxy materials via electronic delivery.

If you already receive your proxy materials via the Internet, you will continue to receive them that way until you instruct otherwise through the methods referenced above.

How many shares must be present to hold the meeting?

A majority of the Company’s outstanding shares entitled to vote as of the record date, or 65,434,732 shares, must be present or represented at the meeting and entitled to vote in order to hold the meeting and conduct business (i.e., to constitute a quorum). Shares are counted as present or represented at the meeting if the stockholder of record attends the meeting; if the beneficial owner attends with a “legal proxy” from the record holder; or if the record holder or beneficial owner has submitted a proxy or voting instructions, whether by returning a proxy card or a voting instruction form or by phone or Internet, without regard to whether the proxy or voting instructions actually casts a vote or withholds or abstains from voting.

How many votes must the nominees have to be elected?

The Company’s Bylaws (as amended April 30, 2010) require that each director be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider such director’s resignation following a recommendation by the Board’s Governance and Nominating Committee. The majority voting standard does not apply, however, in the event that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the Annual Meeting, will be elected.

6	GENERAL INFORMATION

With regard to the election of directors, the Board intends to nominate the 11 persons identified as its nominees in this Proxy Statement. Because the Company has not received notice from any stockholder of an intent to nominate directors at the Annual Meeting, each of the directors must be elected by a majority of votes cast.

“Abstain” votes and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.

What happens if a director candidate nominated by the Board of Directors is unable to stand for election?

The Board of Directors may reduce the number of seats on the Board or it may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies held by the named proxies will be voted for the substitute nominee.

Not including the election of directors, how many votes must the proposals receive in order to pass?

Ratification of the appointment of KPMG LLP as the Company’s independent accountants

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for” will have the effect of a negative vote.

Advisory vote regarding the compensation of the Company’s Named Executive Officers

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and therefore will not be counted in determining the outcome of the vote on the proposal.

Stockholder proposal regarding an independent chairman policy

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposals must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by stockholders and, therefore, will not be counted in determining the outcome of the vote on the proposal.

How are votes counted?

Voting results will be tabulated by Computershare. Computershare will also serve as the independent inspector of election.

Is my vote confidential?

The Company has a confidential voting policy as a part of its governance guidelines, which are published on the Company’s website.

Who pays the costs of proxy solicitation?

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses in forwarding proxy materials to beneficial owners. The Company has engaged

GENERAL INFORMATION	7

Georgeson Inc. (Georgeson) to assist in the solicitation of proxies for the meeting. It is intended that proxies will be solicited by the following means: additional mailings, personal interview, mail, phone and electronic means. Although no precise estimate can be made at this time, we anticipate that the aggregate amount we will spend in connection with the solicitation of proxies will be approximately $33,000. To date, $29,000 has been incurred. This amount includes fees payable to Georgeson, but excludes salaries and expenses of the Company’s officers, directors and employees.

Is a list of stockholders entitled to vote at the Annual Meeting available?

A list of stockholders of record entitled to vote at the 2015 Annual Meeting will be available at the meeting. It will also be available Monday through Friday from March 30, 2015 through May 6, 2015 between the hours of 9 a.m. and 4 p.m., Pacific Time, at the offices of the Corporate Secretary, 19300 International Blvd., Seattle, WA 98188. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the voting results on Form 8-K on or about May 13, 2015. You can read or print a copy of that report by going to Investor Information-SEC Filings at www.alaskaair.com or by going directly to the SEC EDGAR files at www.sec.gov. You can also request a copy by calling us at (206) 392-5719 or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

How can I submit a proposal for next year’s annual meeting?

The Company expects to hold its next annual meeting on or about May 5, 2016. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company’s corporate offices no later than November 28, 2015 to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and the Company’s Bylaws, you must have continuously held a minimum of either $2,000 in market value or 1% of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company’s proxy materials, you must provide notice of such proposal to the Company no later than February 5, 2016. The Company’s Bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in The Company’s Bylaws, please contact:

Corporate Secretary

Alaska Air Group, Inc.

P.O. Box 68947

Seattle, WA 98168

8	GENERAL INFORMATION

Proposal 1: Election of Directors to One-Year Terms

The Company’s Bylaws provide that directors shall serve a one-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Company’s Bylaws. Eleven directors are nominees for election this year and each has consented to serve a one-year term ending in 2016.

Patricia M. Bedient

Director since 2004

Age – 61

Ms. Bedient chairs the Board’s Audit Committee. In January 2015, Ms. Bedient was also appointed a member of the Board’s Governance and Nominating Committee. She is executive vice president and CFO for The Weyerhaeuser Company, one of the world’s largest integrated forest products companies. A certified public accountant (CPA) since 1978, she served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with the firm. She serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), the Overlake Hospital Medical Center Board, the Oregon State University Board of Trustees, and the University of Washington Foster School of Business Advisory Board. She has also served on the boards of a variety of civic organizations, including the Oregon State University Foundation Board of Trustees, the World Forestry Center, City Club of Portland, St. Mary’s Academy of Portland, and the Chamber of Commerce in Boise, Idaho. She is a member of the American Institute of CPAs and the Washington Society of CPAs. Ms. Bedient received her bachelor’s degree in business administration, with concentrations in finance and accounting, from Oregon State University in 1975.

Ms. Bedient’s extensive experience in public accounting and financial expertise qualify her to serve on the Board and to act as an audit committee financial expert, as defined by the SEC.

Marion C. Blakey

Director since 2010

Age – 66

Ms. Blakey is chair of the Board’s Safety Committee. Ms. Blakey was recently named president and CEO of Rolls-Royce North America. For the last seven years, she was president and CEO of Aerospace Industries Association (AIA), the nation’s largest aerospace and defense trade association. Prior to her current position, she served as the Administrator of the Federal Aviation Administration (the FAA) from 2002 to 2007 and chair of the National Transportation Safety Board (the NTSB) from 2001 to 2002. Ms. Blakey also serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Noblis, the NASA Advisory Council, the President’s Export Council Subcommittee on Export Administration (PECSEA), the Independent Takata Quality Assurance Panel, the International Coordinating Council of Aerospace Industries Associations (ICCAIA), as well as a number of philanthropic and community organizations, including the Washington Area Airports Task Force Advisory Board and the International Aviation Women’s Association.

Ms. Blakey’s experience with AIA, the FAA and the NTSB qualify her for service on the Company’s Board and, because of her experience with the FAA and NTSB, she brings a very relevant and important perspective to the deliberations of the Safety Committee.

Phyllis J. Campbell

Director since 2002

Age – 63

Ms. Campbell is lead director and chair of the Board’s Governance and Nominating Committee. She has been chairman of the Pacific Northwest Region for JPMorgan Chase & Co. since April 2009. She is the firm’s senior executive in Washington, Oregon, and Idaho , representing JPMorgan Chase at the most senior level. From 2003 to 2009, Ms. Campbell served as president and CEO of The Seattle Foundation, one of the nation’s largest community

PROPOSALS TO BE VOTED ON	9

philanthropic foundations. She was president of U.S. Bank of Washington from 1993 until 2001 and served as chair of the bank’s Community Board. Ms. Campbell has received several awards for her corporate and community involvement. These awards include Women Who Make A Difference and Director of the Year from the Northwest Chapter of the National Association of Corporate Directors. Since August 2007, Ms. Campbell has served on Toyota’s Diversity Advisory Board. She also serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group) and Nordstrom, where she chaired the audit committee until November 2013. Until February 2009, she served on the boards of Puget Energy and its subsidiary, Puget Sound Energy.

Ms. Campbell’s business and community leadership background and her extensive governance experience qualify her for her role as lead director of the Board.

Dhiren R. Fonseca

Director since 2014

Age – 50

Mr. Fonseca was appointed to the Alaska Air Group Board in October 2014. He is a member of the Board’s Audit Committee. He joined Certares LP as a partner in December 2014. Previously, Mr. Fonseca was chief commercial officer at Expedia, Inc., where he served for more than 18 years. He contributed greatly to the online travel company’s growth and success, serving in a host of key roles including co-president of its global partner services group and senior vice president of corporate development among others. Mr. Fonseca helped found Exedia.com as part of the management team at Microsoft Corporation that brought the online travel company to life in 1995 and subsequently took it public in 1999. Before Expedia, he held multiple roles in product management and corporate technical sales at Microsoft Corporation. Mr. Fonseca currently serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Caesars Acquisition Corporation, eLong, Inc., and RentPath, Inc.

Mr. Fonseca’s expertise in the online travel services industry, combined with his management and technology experience at a major software and computer services company correspond with key aspects of the Company’s business strategy and qualify him for service on the Alaska Air Group Board.

Jessie J. Knight, Jr.

Director since 2002

Age – 64

Mr. Knight serves on the Board’s Safety Committee and its Governance and Nominating Committee. He also served on the Board’s Compensation and Leadership Development Committee during 2014. Mr. Knight is executive vice president of external affairs for Sempra Energy, as well as chairman of San Diego Gas and Electric Company and chairman of Southern California Gas Company, both subsidiaries of Sempra Energy. From 2010 to 2014, he was chairman and CEO of San Diego Gas & Electric. From 2006 to 2010, he was executive vice president of external affairs at Sempra Energy. From 1999 to 2006, Mr. Knight served as president and CEO of the San Diego Regional Chamber of Commerce, and from 1993 to 1998, he was a commissioner of the California Public Utilities Commission. Prior to this, for eight years, Mr. Knight was vice president of marketing and strategic planning for the San Francisco Chronicle and San Francisco Examiner newspapers. While there, he won five National Clio Awards for television, radio and printed advertising and a Cannes Film Festival Golden Lion Award for business marketing. Prior to his media career, Mr. Knight spent ten years in finance and marketing with the Dole Foods Company in its banana and pineapple businesses. Mr. Knight serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), the Timken Museum of Art in San Diego, the Southern California Leadership Council, and the University of California San Diego Foundation. He is a life member of the Council on Foreign Relations and is a corporate member of the Hoover Institution at Stanford University. He is a board member of the U.S. Chamber of Commerce, The Energy Institute and

10	PROPOSALS TO BE VOTED ON

The Inter-American Dialogue. He previously served ten years on the board of the San Diego Padres Baseball Club. He served seven years on the board of Avista Corp., a utility in Spokane, Washington, where he served on the audit and governance committees, and as lead director.

Mr. Knight’s expertise in brand marketing, energy markets and economic development, as well as his broad business experience qualify him for service on the Alaska Air Group Board.

Dennis F. Madsen

Director since 2003

Age – 66

Mr. Madsen serves on the Board’s Compensation and Leadership Development Committee and its Audit Committee. From 2000 to 2005, Mr. Madsen was president and CEO of Recreational Equipment, Inc. (REI), a retailer and online merchant for outdoor gear and clothing. He served as REI’s executive vice president and COO from 1987 to 2000, and prior to that held numerous other positions at REI. In 2010, Mr. Madsen was appointed a director of West Marine Inc., a publicly traded retail company in the recreational boating sector. He also chairs West Marine’s compensation and leadership development committee and serves on its nominations and governance committee. Other boards on which Mr. Madsen serves include Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), the Western Washington University Foundation, Forterra, and the Youth Outdoors Legacy Fund.

Because of his varied business background and his experience in leading a large people-oriented and customer-service-driven organization, Mr. Madsen is qualified to serve on the Alaska Air Group Board.

Helvi K. Sandvik

Director since 2013

Age – 57

Ms. Sandvik serves on the Board’s Safety Committee. Since 1995, Ms. Sandvik has been president of NANA Development Corporation, a diversified business engaged in government contracting, oilfield and mining support, professional management services, and engineering and construction. She also serves on the not-for-profit board of the Native American Contractors Association and as an advisor to the Robert Aqqaluk Newlin Trust. She was director of the Federal Reserve Bank of San Francisco, Seattle Branch from 2004 to 2009 and served as its chair from 2008 to 2009. Ms. Sandvik also serves as a director of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group).

Ms. Sandvik’s business leadership experience and her intimate knowledge of the Native culture and transportation industry requirements in the state of Alaska qualify her to serve on the Alaska Air Group Board.

Katherine J. Savitt

Director since 2014

Age – 51

Ms. Savitt was appointed to the Alaska Air Group Board in October 2014. She is a member of the Board’s Compensation and Leadership Development Committee. Ms. Savitt is chief marketing officer for Yahoo!, responsible for global marketing and media. Prior to Yahoo!, Ms. Savitt was founder and CEO of Lockerz, a start-up focused on social commerce for Generation Z. Previously, she was executive vice president and chief marketing officer at American Eagle Outfitters, Inc., where she led both the global marketing efforts of the company’s portfolio of brands and the digital and e-commerce channels. Ms. Savitt has also served as vice president of strategic communications, content and entertainment initiatives for Amazon.com. She founded MWW/Savitt, an integrated marketing communications firm representing a diverse array of world class brands and consumer technology start-ups. She holds a bachelor’s degree from Cornell University. Ms. Savitt also serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), and the Vitamin Shoppe, Inc.

Ms. Savitt’s business and entrepreneurial expertise as well as her experience with digital

PROPOSALS TO BE VOTED ON	11

and e-commerce marketing channels and strategic communications support areas of strategic importance and qualify her for service on the Alaska Air Group Board.

J. Kenneth Thompson

Director since 1999

Age – 63

Mr. Thompson is chair of the Board’s Compensation and Leadership Development Committee and also serves on the Safety Committee. Since 2000, Mr. Thompson has been president and CEO of Pacific Star Energy LLC, a private energy investment company in Alaska with partial ownership in the oil exploration firm Alaska Venture Capital Group (AVCG LLC). From 1998 to 2000, Mr. Thompson served as executive vice president of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore. Prior to that, he was president of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage, Alaska. He currently serves on the boards of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Pioneer Natural Resources Company, Tetra Tech, Inc., and Coeur Mining Corporation, as well as on the non-profit board of Provision Ministry Group. Mr. Thompson chairs the environmental, health, safety and social responsibility committee and serves on the governance and nominating and the audit committees of Coeur Mining Corporation. At Tetra Tech, Mr. Thompson serves on the strategy planning committee and chairs the compensation committee. At Pioneer Natural Resources, he serves on the governance and nominating, compensation and hydrocarbon reserves committees and chairs the health, safety and environmental committee.

Mr. Thompson’s business leadership and his breadth of experience in planning, operations, engineering, and safety/regulatory issues qualify him for service on the Alaska Air Group Board.

Bradley D. Tilden

Director since 2010

Age – 54

Mr. Tilden has been chairman of Alaska Air Group and of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group) since January 2014. He has served as president of Alaska Airlines since December 2008. In May 2012, Mr. Tilden was named president and CEO of Alaska Air Group and CEO of Alaska Airlines and Horizon Air. He served as executive vice president of finance and planning from 2002 to 2008 and as CFO from 2000 to 2008 for Alaska Airlines and Alaska Air Group, and prior to 2000, was vice president of finance at Alaska Airlines and Alaska Air Group. Before joining Alaska Airlines, Mr. Tilden worked for the accounting firm PricewaterhouseCoopers. He serves on the boards of Alaska Airlines and Horizon Air, Airlines 4 America, Pacific Lutheran University, and the Boy Scouts of America. Mr. Tilden also serves on and chairs the board of the Washington Roundtable.

Mr. Tilden’s role as CEO of Alaska Air Group and its operating subsidiaries, his deep airline experience, strategic planning skills and financial expertise qualify him to serve on the Air Group Board.

Eric K. Yeaman

Director since 2012

Age – 47

Mr. Yeaman serves on the Board’s Audit Committee. He is president and CEO of Hawaiian Telcom (a telecommunications company serving the state of Hawaii). Prior to joining Hawaiian Telcom in June 2008, he was senior executive vice president and COO of Hawaiian Electric Company, Inc. (HECO). Mr. Yeaman joined Hawaiian Electric Industries, Inc. (HEI), HECO’s parent company, in 2003 as financial vice president, treasurer and CFO. Prior to joining HEI, Mr. Yeaman held the positions of chief operating and financial officer for Kamehameha Schools from 2000 to 2003. He began his career at Arthur Andersen LLP in 1989. Mr. Yeaman serves on the not-for-profit boards of Queen’s

12	PROPOSALS TO BE VOTED ON

Health Systems, Hawaii Community Foundation, Hawaii Business Roundtable, The Nature Conservancy of Hawaii, Kamehameha Schools Audit Committee, Aloha United Way, and the Harold K.L. Castle Foundation. He is also a director of Alaska Airlines and Horizon Air (subsidiaries of Alaska Air Group), Alexander & Baldwin, the United States Telcom Association, and is a member of the Hawaii Asia Pacific Association.

Mr. Yeaman’s extensive business background, his experience as CEO of a public company, and his intimate knowledge of the culture of Hawaii (a region that accounts for a significant portion of Alaska’s business) qualify him to serve as a member of the Air Group Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE

ELECTION OF THE 11 DIRECTOR NOMINEES NAMED ABOVE.

UNLESS OTHERWISE INDICATED ON YOUR PROXY, THE SHARES WILL BE

VOTED FOR THE ELECTION OF THESE 11 NOMINEES AS DIRECTORS.

Proposal 2: Ratification of the Appointment of the Company’s Independent Accountants

The Audit Committee has selected KPMG LLP (KPMG) as the Company’s independent accountants for fiscal year 2015, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the independent accountants, the Board considers the selection of the independent accountants to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company’s independent accountant for the current fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE COMPANY’S INDEPENDENT ACCOUNTANTS.

Proposal 3: Advisory Vote Regarding the Compensation of the Company’s Named Executive Officers

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of the Company’s Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the compensation tables and the narrative discussion accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the structure of the Company’s executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. For the Named Executive Officers, a high percentage of total direct compensation is variable and tied to the success of the Company because they are the senior leaders primarily responsible for the overall execution of the Company’s strategy. The Company’s strategic goals are reflected in its incentive-based executive compensation programs so that the interests of executives are aligned with stockholder interests. Executive compensation is

PROPOSALS TO BE VOTED ON	13

designed to be internally equitable, to reward executives for responding successfully to business challenges facing the Company, and to take into consideration the Company’s size relative to the rest of the industry.

The Compensation Discussion and Analysis section of this Proxy Statement describes in more detail the Company’s executive compensation programs and the decisions made by the Compensation and Leadership Development Committee during 2014. Highlights of these executive compensation programs include the following:

Base Salary

In general, for the Named Executive Officers, the Committee targets base salary levels at the 25th percentile relative to the Company’s airline peer group with the opportunity to earn market-level or above compensation through short- and long-term incentive plans that pay when performance objectives are met.

Annual Incentive Pay

The Company’s Named Executive Officers are eligible to earn annual incentive pay under the broad-based Performance-Based Pay Plan, in which all employees participate and which is intended to motivate the executives to achieve specific Company goals. Annual target performance measures reflect near-term financial and operational goals that are consistent with the strategic plan.

Long-term Incentive Pay

Equity-based incentive awards that link executive pay to stockholder value are an important element of the Company’s executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods that are designed to discourage short-term risk taking and to align Named Executive Officers’ long-term interests with those of stockholders while helping the Company attract and retain top-performing executives who fit a team-oriented and performance-driven culture.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the 2015 Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal regarding the compensation paid to the Company’s Named Executive Officers is advisory only and will not be binding on the Company or the Board and will not be construed as overruling a decision by the Company or the Board or as creating or implying any additional fiduciary duty for the Company or the Board. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers. Stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s annual meeting in 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

14	PROPOSALS TO BE VOTED ON

Proposal 4: Stockholder Proposal Regarding Independent Board Chairman

Mr. John Chevedden has given notice of his intention to present a proposal at the 2015 Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, and Mr. Chevedden represents that he has continuously owned no less than 100 shares of the Company’s common stock since July 1, 2013. Mr. Chevedden’s proposal and supporting statement, as submitted to the Company, appear below.

The Board of Directors opposes adoption of Mr. Chevedden’s proposal and asks stockholders to review the Board’s response, which follows Mr. Chevedden’s proposal and supporting statement below.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy at the meeting and entitled to vote is required to approve this proposal.

ALK: Rule 14a-8 Proposal, November 2, 2014

Proposal 4 - Independent Board Chairman

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is of additional importance for Alaska Air because our company seems to have a default type of quasi-lead director. Plus there are questions on the independence of 5 of our directors who each have 10 to 32-years of long-tenure: Patricia Bedient, Jessie Knight, Phyllis Campbell, Kenneth Thompson and Byron Mallott. GMI Ratings, an independent investment research firm, said long-tenured directors can form relationships that may compromise director independence and therefore hinder director ability to provide effective oversight of our CEO/Chairman. These 5 directors ontrolled [sic] 87% of the votes on our 3 most important board committees.

Other concerns with director oversight include the assignment of Kenneth Thompson to our executive pay committee as chairman when he is potentially overextended with seats on 4 public boards. And Alaska Air did $2.7 million of business with Helvi Sandvik’s company.

Additional issues (as reported in 2014) are an added incentive to vote for this proposal:

GMI was concerned with excessive CEO perks and pension benefits. Unvested equity awards partially or fully accelerate upon CEO termination. Meanwhile shareholders had a potential 14% stock dilution. GMI rated Alaska Air D in accounting. Alaska Air reported a $120 million charge related to how it reports its revenue from its Bank of America credit card agreement (October 2013).

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman - Proposal 4

PROPOSALS TO BE VOTED ON	15

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4

FOR THE FOLLOWING REASONS:

At the Company’s 2014 annual meeting of stockholders, Mr. Chevedden proposed that the Board of Directors adopt this policy. The Board of Directors opposed the proposal last year, and stockholders rejected the proposal with over 80 percent of the votes cast opposed to it.

The Board maintains that the current leadership structure best serves the interests of the Company and its stockholders. The Board’s leadership structure generally features a combined chairman and CEO role and a strong, independent lead director. However, the Board has discretion to depart from this structure where circumstances warrant and has done so in the past. The proponent would eliminate the Board’s flexibility to combine the chairman and CEO roles except in “extraordinary circumstances.” The Board believes that it is not in the shareholders’ interests to restrict the Board’s discretion in this respect.

The Board’s existing leadership structure is effective and appropriately flexible

In the Board’s view, the leadership structure in which the chairman and CEO roles are combined serves a number of important goals. A chair/CEO facilitates the flow of information between management and the Board, keeps the Board informed about the Company’s business and the airline industry, and consults with board members in a timely manner about important issues facing the Company. The Board also believes that the current structure provides focused leadership for the Company, helps ensure accountability for the Company’s performance and promotes a clear, unified vision for Alaska Air Group by assuring that the strategies adopted by the Board will be well positioned for execution by management. The Board regards this leadership structure as a strong contributor to the Company’s recent success.

The Board considers many factors in determining optimal leadership structure

In choosing to combine the roles of chairman and CEO, the Board takes into consideration the highly technical nature of the airline industry and the complexity and dynamic nature of the Company’s business and operating environment. In addition, the Board considers, among other things, the experience and capacity of the sitting CEO, the rigor of independent director oversight of financial, operational and safety regulatory issues, the current climate of openness between management and the Board, and the existence of other checks and balances that help ensure independent thinking and decision-making by directors.

Restricting Board discretion would be detrimental to stockholders’ interests

The proposal seeks to mandate one leadership structure that would apply except in “extraordinary circumstances.” Because of the presence of the independence safeguards noted above, the Board believes it is not only unnecessary, but that it would be detrimental to restrict the Board’s leadership structure to one form. The members of the Board have experience with and knowledge of the challenges and opportunities the Company faces at any given time, and therefore they are in the best position to choose the leadership structure that is most appropriate for the situation. The Board’s commitment to select a leadership structure that is most appropriate for the Company and its stockholders is best evidenced by the Board’s decision to separate the chairman and CEO positions during 2012-2013 in connection with the transition to a new CEO.

16	PROPOSALS TO BE VOTED ON

Ten of the Board’s eleven directors are independent

The Company’s Governance Guidelines require that at least 75% of directors satisfy independence criteria established by the SEC and the NYSE and those set forth in the Director Independence section of this Proxy Statement. At present, the Board has determined that 10 out of 11 directors, or 91%, are independent according to these standards.

The Board has a strong, independent lead director

The Board’s lead director is appointed by and from among the independent board members and has specific authority that ensures objective, independent oversight of management’s strategic decisions, risk management, succession planning, and executive performance and compensation. The authority and responsibilities of the lead director are outlined in the Company’s Governance Guidelines, which are available at www.alaskaair.com. The lead director:

•	serves as liaison between the chairman and the independent directors;

•	is authorized to call a meeting of the independent directors at any time;

•	is authorized to call a meeting of the full board at any time;

•	presides at meetings where the board chairman is not present or where he/she could be perceived as having a conflict of interest;

•	presides over quarterly executive sessions of the independent directors;

•	approves board meeting agendas and meeting schedules to ensure that appropriate time is allotted to topics of importance;

•	approves information sent to board members;

•	leads the independent directors’ annual evaluation of the CEO’s performance;

•	conducts interviews of independent directors annually prior to nomination for election;

•	discusses proposed changes to committee assignments with each director; and

•	makes herself or himself available for consultation and direct communication with major stockholders.

Responding to the proponent’s assertion that the Company has “a default type of quasi-lead director,” the Board wishes to state that the lead director role and responsibilities are meaningful and carefully tailored to promote the Board’s oversight and independence obligations.

The governance structure fosters board independence

The Board believes the Company’s corporate governance practices, beyond those allowing for a strong lead director, make it unnecessary to require an independent chairman. For example:

•

Each of the Audit, the Compensation and Leadership Development, and the Governance and Nominating Committees is required to be composed solely of independent directors. This means that the oversight of key matters, such as the integrity of financial statements, CEO performance, executive compensation, the nomination of directors, and evaluation of the Board and its committees, is entrusted exclusively to independent directors.

•	The Board and its committees meet regularly in executive session without management, and they have access to management and the authority to retain independent advisors, as they deem appropriate.

•	All independent directors play a role in overseeing the CEO’s performance, with the Board routinely discussing this subject in executive session without the CEO present.

•	The Company has a 15-year maximum term limit for new directors elected since 2012 in order to ensure fresh perspectives on the Board.

PROPOSALS TO BE VOTED ON	17

Alaska Air Group governance practices ranked among the best by ISS

As of the printing of this proxy statement, Alaska Air Group maintains a governance rating of “1” from Institutional Shareholder Services (ISS), which is the highest ranking possible.

Additional information

In considering how to vote on the proposal, it is important to note that the proponent has made several assertions that are false or misleading. The assertions are not directly related to the proposal to require an independent chairman, and they are addressed here in the interest of providing full information to investors.

•	The proponent correctly cites the fact that five directors serving on the Board as of November 2, 2014 have tenures of 10 years or more, and the Board wishes to provide the following context:

The Board has added five independent directors over the past five years, and two long-tenured directors stepped down in 2014, resulting in an average tenure of seven years among the Company’s ten independent directors. The Board has a 15-year maximum term limit for directors elected since 2012 in order to ensure fresh perspectives on the Board. The Board values the experience of its directors and views a diversity of tenure as an asset that compromises neither directors’ independence nor their ability to oversee the CEO.

•	The proponent incorrectly states that five long-tenured directors (as of November 2, 2014) “controlled 87% of the votes on our three most important board committees.”

As a result of the board refreshment described above, the average tenures of directors on board committees has also declined. The average tenure of directors on the Audit Committee, the Compensation and Leadership Development Committee, and the Governance and Nominating Committee is six years, nine years and 12 years, respectively.

•	The proponent incorrectly states that Alaska Air Group reported a $120 million “charge” related to its Bank of America credit card agreement.

In connection with modifications to Alaska Airlines’ affinity card agreement with Bank of America in July 2013, the Company recorded a one-time, favorable “special” revenue item of $192 million pre-tax ($120 million post-tax) in the third quarter of 2013. The Board refers interested investors to pages 9-10 of the Company’s report on Form 10-Q for the quarter ended September 30, 2013, for additional information on this accounting matter.

•	The proponent imprecisely states that “Alaska Air did $2.7 million of business with Helvi Sandvik’s company.”

As disclosed in this Proxy Statement, Alaska Airlines purchased $3 million in services from an entity in which NANA Development Corporation holds a 51% interest. Director Helvi Sandvik is the president of NANA Development Corporation and has no direct material interest in the reported transactions. Accordingly, the Board affirmed her independence in light of SEC, NYSE and the Company’s independence standards.

•	The proponent asserts that the CEO receives excessive perquisites and pension benefits.

In 2014, the Compensation and Leadership Development Committee decided to phase out the CEO’s and other executives’ perquisite allowances over a three-year period. With respect to pension benefits, the Retirement Plan for Salaried Employees and the Company’s 401(k) plans are tax-qualified retirement plans in which the CEO participates on substantially the same terms as other participating employees. Federal law limits the amount that may be paid to executives under a tax-qualified retirement plan, meaning that pension benefits that would otherwise be provided to the CEO are required to be limited. The CEO receives make-up retirement benefits through an

18	PROPOSALS TO BE VOTED ON

unfunded defined-benefit plan. The Board refers interested investors to the Compensation and Leadership Development Committee’s detailed discussion of these executive compensation arrangements under Perquisites and Personal Benefits and Retirement Benefits/Deferred Compensation in the Compensation Discussion and Analysis section of this Proxy Statement.

•	The proponent states that the CEO’s unvested equity awards would partially or fully accelerate upon his termination.

The Compensation and Leadership Development Committee has put in place change-in-control severance arrangements that trigger only if there has been a change in control and the CEO has been terminated not “for cause.” The arrangements are in line with market practice and are designed to help retain the Company’s key employees and maintain a stable work environment leading up to and during a change in control. For more information on the arrangements, see Agreements Regarding Change in Control and Termination in the Compensation Discussion and Analysis section of this Proxy Statement.

•	The proponent states that shareholders face “a potential 14% stock dilution,” presumably premised on the full acceleration of the CEO’s unvested equity awards upon a change in control.

If a change in control occurs and the CEO is terminated not “for cause,” dilution of less than 0.5% would occur based on the acceleration of the CEO’s unvested equity under existing change-in-control arrangements.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSALS TO BE VOTED ON	19

Structure of the Board of Directors

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by, among other things, participating in meetings of the Board and Board committees on which they serve, discussing matters with the chairman and CEO and other executives, reviewing materials provided to them, and visiting the Company’s facilities.

Pursuant to the Bylaws, the Board of Directors has established four standing committees, which are the Audit Committee, the Compensation and Leadership Development Committee, the Governance and Nominating Committee, and the Safety Committee. Only independent directors serve on these committees. The Board has adopted a written charter for each committee. These charters are posted on the Company’s website, can be accessed free of charge at www.alaskaair.com and are available in print to any stockholder who submits a written request to the Company’s Corporate Secretary at P.O. Box 68947, Seattle, WA 98168.

The table below shows the current members and chairs of the standing Board committees.

Board Committee Memberships

Name	Audit Committee	Compensation and Leadership Development Committee	Governance and Nominating Committee	Safety Committee
Patricia M. Bedient	Chair		•
Marion C. Blakey				Chair
Phyllis J. Campbell			Chair
Dhiren R. Fonseca	•
Jessie J. Knight, Jr.			•	•
Dennis F. Madsen	•	•
Helvi K. Sandvik				•
Katherine J. Savitt		•
J. Kenneth Thompson		Chair		•
Eric K. Yeaman	•

The principal functions of the standing Board committees are as follows:

Governance and Nominating Committee

Pursuant to its charter, the Governance and Nominating Committee’s responsibilities include the following:

1.	Develop, monitor and reassess from time to time the Corporate Governance Guidelines.

2.	Evaluate the size and composition of the Board.

3.	Develop criteria for Board membership.

4.	Evaluate the independence of existing and prospective members of the Board.

5.	Seek and evaluate qualified candidates for election to the Board.

6.	Evaluate the nature, structure and composition of other Board committees.

20	CORPORATE GOVERNANCE

7.	Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the Board and each Board committee, including itself.

8.	Annually review and reassess the adequacy of the Committee’s charter and its performance, and recommend any proposed changes in its charter to the Board for approval.

Audit Committee

Pursuant to its charter, the Audit Committee’s responsibilities include:

1.	With regard to matters pertaining to the independent registered public accountants:

a.	appoint them and oversee their work;

b.	review at least annually their written statement regarding their internal quality-control procedures, any material issues raised by their internal quality-control review, and all relationships between the independent accountants and the Company;

c.	maintain a dialog with respect to their independence;

d.	pre-approve all auditing and non-auditing services they are to perform;

e.	review annual and quarterly financial statements and filings made with the SEC;

f.	receive and review communications required from the independent registered public accountants under applicable rules and standards;

g.	establish clear hiring policies for employees and former employees of the independent registered public accountants;

h.	review audited financial statements with management and the independent registered public accountants; and

i.	receive and review required communications from the independent registered public accountants.

2.	With regard to matters pertaining to the internal auditors:

a.	review planned internal audits and their results with the internal auditors;

b.	review the structure and resources of the audit team; and

c.	review any changes to the internal audit charter.

3.	With regard to matters pertaining to controls:

a.	review major financial reporting risk exposure and adequacy and effectiveness of associated internal controls;

b.	review procedures with respect to significant accounting policies and the adequacy of financial controls;

c.	discuss with management policies with respect to risk assessment and risk management, including the process by which the Company undertakes risk assessment and risk management;

d.	discuss with management, as appropriate, earnings releases and any information provided to analysts and ratings agencies;

CORPORATE GOVERNANCE	21

e.	develop, monitor and reassess from time to time a corporate compliance program, including a code of conduct and ethics policy, decide on requested changes to or waivers of such program and code relating to officers and directors, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters; and

f.	obtain and review at least quarterly a statement from the CEO, CFO and disclosure committee members disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

4.	Prepare the Audit Committee Report required for the annual proxy statement.

5.	Annually review and reassess the adequacy of the Committee’s charter and performance and recommend for Board approval any proposed changes to its charter.

Compensation and Leadership Development Committee

Pursuant to its charter, the Compensation and Leadership Development Committee’s responsibilities are listed below.

1.	With regard to executive and director compensation:

a.	recommend for approval by the Board changes in compensation and insurance for the Company’s and its subsidiaries’ nonemployee directors;

b.	set, review and approve compensation of the CEO and other elected officers of the Company and its subsidiaries; and

c.	establish the process for approving corporate goals relevant to CEO compensation and for evaluating CEO performance in light of those goals.

2.	Set annual goals under the broad-based Performance-Based Pay Plan and Operational Performance Rewards Plan and administer the plans.

3.	Grant stock awards and stock options.

4.	Administer the supplementary retirement plans for elected officers and the equity-based incentive plans.

5.	Make recommendations to the Board regarding other executive compensation issues, including modification or adoption of plans.

6.	Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring the Alaska Air Group Pension/Benefits Administrative Committee, Defined Contribution Retirement Benefits Administrative Committee, and Pension Funds Investment Committee, and approve the membership of those committees, trustees and trust agreements, and the extension of plan participation to employees of subsidiaries.

7.	Approve the terms of employment and severance agreements with elected officers and the form of change-in-control agreements.

8.	Ensure a framework, process and policies are in place for CEO and executive succession, including standards for assessment, and the periodic review of CEO and other

22	CORPORATE GOVERNANCE

executive-level leadership development and succession plans.

9.	Administer and make recommendations to the Board of Directors with respect to the Company’s equity and other long-term incentive equity plans.

10.	Administer, review and modify the Company’s policy regarding recoupment of certain compensation payments.

11.	Produce the report on executive compensation required for the annual proxy statement.

12.	Annually review and reassess the adequacy of the Committee’s charter and its performance, and recommend any proposed changes in its charter to the Board for approval.

Safety Committee

Pursuant to its charter, the Safety Committee’s responsibilities include the following:

1.	Monitor management’s efforts to ensure the safety of passengers and employees of the Air Group companies.

2.	Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

3.	Review management’s efforts to ensure aviation security and reduce the risk of security incidents.

4.	Periodically review with management and outside experts all aspects of airline safety.

5.	Evaluate the Company’s health, safety and environmental policies and practices.

6.	Annually review and reassess the adequacy of the Committee’s performance and its charter, and recommend any proposed changes in the charter to the Board for approval.

Board and Committee Meetings

In 2014, the Board of Directors held six regular meetings. The standing Board committees held the following number of meetings in 2014:

Audit Committee - 4

Compensation and Leadership Development Committee - 5

Governance and Nominating Committee - 4

Safety Committee - 4

Each director, with the exception of Ms. Sandvik and Ms. Savitt, attended at least 75% of all Board and applicable committee meetings during 2014. Each director is expected to attend the Company’s Annual Meeting of Stockholders. Last year, all directors but one attended the annual meeting. Ms. Sandvik was unable to attend the annual meeting, one board meeting and two committee meetings due to a death in her family. Ms. Savitt joined the Board in November 2014, and due to a schedule conflict, was unable to attend the Board and committee meetings that occurred immediately following her appointment.

CORPORATE GOVERNANCE	23

Director Independence

The Board of Directors of the Company has determined that all of the directors, except Mr. Tilden and including each member of the Audit Committee, Governance and Nominating Committee, and Compensation and Leadership Development Committee, are independent under the NYSE listing standards and the Company’s independent director standards that are set forth in the Company’s Corporate Governance Guidelines. In making its determination, the Board considered the charitable contributions made by the Company to charitable organizations with which any of its directors are affiliated. In this regard, the Board considered the value of charitable contributions made to an organization with which Ms. Bedient is affiliated as a member of its advisory board. In addition, in light of Ms. Savitt’s employment as chief marketing officer at Yahoo!, Inc. (Yahoo!), the Board also considered Alaska Airlines’ purchase of online marketing services from Yahoo! having a value of less than 0.1% of each party’s annual gross revenues. After consideration of these matters and in accordance with the Board’s independent director criteria, the Board affirmatively determined that the matters did not represent material relationships with the Company because the amounts of the contributions were immaterial with respect to the Company’s and the outside organization’s annual revenues.

Each member of the Company’s Audit Committee meets the additional independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees or as required by the SEC. The Board has determined that Ms. Bedient and Mr. Yeaman are audit committee financial experts as defined in SEC rules.

The Corporate Governance Guidelines are available on the Company’s website at www.alaskaair.com and are available in print to any stockholder who submits a written request to the Company’s Corporate Secretary.

Specifically, the Board has determined that independent directors must have no material relationship with the Company, based on all material facts and circumstances. At a minimum, an independent director must meet each of the standards listed below.

1.	The director, within the last three years, has not been employed by and has no immediate family member that has been an executive officer of the Company.

2.	Neither the director nor any immediate family member has, in any 12-month period during the last three years, received more than $120,000 in direct compensation from the Company other than compensation for director or committee service and pension or other deferred compensation for prior service.

3.	With regard to the Company’s independent accountant’s firm (i) neither the director nor any immediate family member is a current partner of the Company’s independent accountants firm; (ii) the director is not a current employee of the independent accountant’s firm; (iii) no immediate family member is a current employee of the independent accountant’s firm working in its audit, assurance or tax compliance practice; and (iv) neither the director nor any immediate family member was an employee or partner of the independent accountant’s firm within the last three years and worked on the Company’s audit within that time.

4.	Neither the director nor any immediate family member has, within the last three years, been part of an interlocking directorate. This means that no executive officer of the Company served on the compensation committee of a company that employed the director or an immediate family member.

5.

The director is not currently an employee of and no immediate family member is an executive officer of another company (i) that represented at least 2% or $1 million, whichever is greater, of the Company’s gross revenues, or (ii) of which the Company represented at least 2% or $1 million,

24	CORPORATE GOVERNANCE

whichever is greater, of such other company’s gross revenues in any of the last three fiscal years. Charitable contributions are excluded from this calculation.

For the purposes of these standards, “Company” includes all Alaska Air Group subsidiaries and other affiliates. “Immediate family member” includes the director’s spouse, domestic partner, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and anyone sharing the director’s home. The independence standards for the members of the Audit Committee provide that, in addition to the foregoing standards, they may not (a) receive any compensation other than director’s fees for board and audit committee service and permitted retirement pay, or (b) be an “affiliate” of the Company apart from their capacity as a member of the Board as defined by applicable SEC rules.

Director Nomination Policy

Identification and Evaluation of Candidates

1.	Internal Process for Identifying Candidates

The Governance and Nominating Committee (the Committee) has two primary methods for identifying candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including, but not limited to, members of the Board, senior-level Company executives, individuals personally known to the members of the Board, and research.

Additionally, the Committee may, from time to time, use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve any such firms’ fees and other retention terms). If the Committee retains one or more search firms, those firms may be asked to identify possible candidates who meet the minimum and desired qualifications established by the Committee and to undertake such other duties as the Committee may direct.

2.	Candidates Proposed by Stockholders

a.	General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in Article II, Section 9 of the Company’s Bylaws. The provisions generally require that written notice of a stockholder’s intent to make a nomination for the election of directors be received by the Corporate Secretary of the Company no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, prior to the first anniversary of the prior year’s annual meeting. The written notice submitted by a stockholder must also satisfy the additional informational requirements set forth in Article II, Section 9 of the Bylaws. See How can I submit a proposal for next year’s annual meeting? in the Questions and Answers About the Annual Meeting section of this Proxy Statement for further information about the deadlines applicable to the submission of director nominations for next year’s annual meeting of stockholders.

The Corporate Secretary will send a copy of the Company’s Bylaws to any interested stockholder upon request. The Company’s Bylaws are also available on the Company’s website at www.alaskaair.com.

b.	Consideration of Director Candidates Recommended by Stockholders

The Committee will evaluate candidates recommended by a single stockholder, or group of stockholders, that has beneficially owned more than 5% of the Company’s outstanding common stock for at least one year and that

CORPORATE GOVERNANCE	25

satisfies the notice, information and consent provisions set forth below (such individual or group is referred to as the Qualified Stockholder). The Committee’s policy on the evaluation of candidates recommended by stockholders who are not Qualified Stockholders is to evaluate such recommendations, and establish procedures for such evaluations, on a case-by-case basis. This policy allows the Committee to devote an appropriate amount of its own and the Company’s resources to each such recommendation, depending on the nature of the recommendation itself and any supporting materials provided. In addition, as discussed above, non-Qualified Stockholders have the ability to nominate one or more director candidates directly at the annual meeting. All candidates (whether identified internally or by a stockholder) who, after evaluation, are then recommended by the Committee and approved by the Board, will be included in the Company’s recommended slate of director nominees in its proxy statement.

c.	Initial Consideration of Candidates Recommended by Qualified Stockholders

The Committee will evaluate candidates recommended by Qualified Stockholders in accordance with the procedures described below.

Qualified Stockholders may propose a candidate for evaluation by the Committee by delivering a written notice to the Committee satisfying each of the requirements described below (the Notice). The Notice must be received by the Committee not less than 120 calendar days before the anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. No such notice was received in connection with the 2014 Annual Meeting.

Any candidate recommended by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material relationship of a personal, professional, financial or business nature from the nominating stockholder), as determined by the Committee or by applicable law. Any candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NYSE rules. The Notice shall also contain or be accompanied by the information or documentation described below.

•

Proof of stock ownership (including the required holding period) of the stockholder or group of stockholders is required. The Committee may determine whether the required stock ownership condition has been satisfied for any stockholder that is the stockholder of record. Any stockholder that is not the stockholder of record must submit such evidence as the Committee deems reasonable to evidence the required ownership percentage and holding period.

•

A written statement that the stockholder intends to continue to own the required percentage of shares through the date of the annual meeting with respect to which the candidate is nominated is required.

•	The name or names of each stockholder submitting the proposal, the name of the candidate, and the written consent of each such stockholder and the candidate to be publicly identified is required.

•

Regarding the candidate, such person’s name, age, business and residence address, principal occupation or employment, number of shares of the Company’s stock beneficially owned, if any, a written resume or curriculum vitae of personal and professional experiences, and all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”) shall be provided.

26	CORPORATE GOVERNANCE

•

Regarding the candidate, information, documents or affidavits demonstrating to what extent the candidate meets the required minimum criteria, and the desirable qualities or skills established by the Committee shall be provided. The Notice must also include a written statement that the stockholder submitting the proposal and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation of the candidate.

•

Regarding the stockholder submitting the proposal, the person’s business address and contact information and any other information that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for election of directors pursuant to Section 14(a) of the Exchange Act is required.

•	The signature of each candidate and of each stockholder submitting the proposal is required.

The Notice shall be delivered in writing by registered or certified first-class mail, postage prepaid, to the following address:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

The Corporate Secretary will promptly forward the Notice to the Lead Director and Chair of the Governance and Nominating Committee.

If, based on the Committee’s initial screening of a candidate recommended by a Qualified Stockholder, a candidate continues to be of interest to the Committee, the Chair of the Committee will request that the CEO interview the candidate, and the candidate will be interviewed by one or more of the other Committee members. If the results of these interviews are favorable, the candidate recommended by a Qualified Stockholder will be evaluated as set forth below. Except as may be required by applicable law, rule or regulation, the Committee will have no obligation to discuss the outcome of the evaluation process or the reasons for the Committee’s recommendations with any Qualified Stockholder who made a proposal.

3.	Evaluation of Candidates

As to each recommended candidate that the Committee believes merits consideration, the Committee will cause to be assembled information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate. The Committee will then (i) determine if the candidate satisfies the qualifications set forth below under the caption Policy on Minimum Qualifications for All Directors; (ii) conduct interviews with the candidate as it deems necessary and appropriate; and (iii) consider the contribution that the candidate can be expected to make to the overall functioning of the Board. The Committee will then meet to consider and finalize its list of recommended candidates for the Board’s consideration.

The Governance and Nominating Committee will consider incumbent candidates based on the same criteria used for candidates recommended by Qualified Stockholders, provided that incumbents will also be considered on the basis of the Committee’s annual evaluations of the effectiveness of the Board, its committees and their members.

Policy on Minimum Qualifications for All Directors

While there is no formal list of qualifications, the Governance and Nominating Committee considers, among other things, the prospective nominee’s relevant experience, intelligence, independence, commitment, ability to work with the CEO and within the Board culture,

CORPORATE GOVERNANCE	27

prominence, diversity, and age. The Governance and Nominating Committee may also consider a nominee’s CEO experience, senior-level international experience, senior-level regulatory or legal experience, and relevant senior-level expertise in one or more of the following areas: finance, accounting, sales and marketing, safety, organizational development, information technology, and government and public relations. Different substantive areas may assume greater or lesser significance at particular times, in light of the Board’s present composition and the Committee’s (or the Board’s) perceptions about future issues and needs.

For a candidate to serve as an independent director, an independent and questioning mindset is critical. The Committee also considers a prospective candidate’s workload and whether he or she would be able to attend the vast majority of Board meetings, be willing and available to serve on Board committees, and be able to devote the additional time and effort necessary to keep up with Board matters and the rapidly changing environment in which the Company operates.

Board diversity is considered broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, and other factors. The consideration of diversity is implemented through discussions at the Governance and Nominating Committee. In addition, on an annual basis, as part of the Board’s self-evaluation, the Board assesses whether the mix and diversity of board members is appropriate for the Company.

Board Leadership

The Company’s board leadership generally includes a combined chairman and CEO role with a strong, independent lead director; however, in 2012-2013 the Board temporarily separated the roles of chairman and CEO in connection with the transition to a new CEO.

In choosing generally to combine the roles of chairman and CEO, the Board takes into consideration the highly technical nature of the airline business and the importance of deep, industry-specific knowledge and a thorough understanding of the Company’s business environment in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team. Because the CEO has a depth of understanding of the many complexities of the airline business, the regulatory environment, and the Company’s strategy – all of which are of critical importance to the Company’s performance – the Board believes that he or she generally is best suited to serve as chairman and to preside over the majority of the Board’s discussions, with the exception of the regular sessions of the independent directors, which are led by the independent lead director.

By creating an independent lead director role with specific authority, the Board is able to ensure objective evaluation of management decisions and performance and to provide independent leadership for director and management succession planning and other governance issues. The lead director’s responsibilities are:

•

to preside at all meetings where the board chairman is not present or where the board chairman could be perceived as having a conflict of interest, including but not limited to periodic meetings of non-management directors as described in Section 1.1.12 of the Company’s Corporate Governance Guidelines;

•	to approve the board meeting agendas and meeting schedules to ensure

28	CORPORATE GOVERNANCE

sufficient time for discussion, and to approve information sent to the board members;

•	to lead the non-management directors’ annual evaluation of the CEO;

•	to conduct interviews of independent directors annually, including a discussion of each individual director’s self-assessment of his or her contribution prior to nomination for election;

•	to discuss any proposed changes to committee assignments with each affected director in advance of making committee membership recommendations to the Board;

•	to be available for consultation and direct communication if requested by a major shareholder; and

•

such other duties as may be described in the Company’s Corporate Governance Guidelines, including serving as liaison between the chairman and independent directors and calling meetings of the independent directors, if appropriate.

Notwithstanding the Board’s preference for combining the roles of chairman and CEO, the Board may separate the CEO and chair roles from time to time at its discretion. In deciding whether to separate the roles, the Board considers, among other things, the experience and capacity of the sitting CEO, the rigor of independent director oversight of financial, operational and safety regulatory issues, the current climate of openness between management and the Board, and the existence of other checks and balances that help ensure independent thinking and decision-making by directors.

Executive Sessions and Lead Director

The Air Group Board holds regular executive sessions of non-management directors quarterly, as provided in the charter of the Governance and Nominating Committee and the Company’s Corporate Governance Guidelines. The lead director, who is the chair of the Governance and Nominating Committee, presides over these executive sessions.

Risk Oversight

Alaska Air Group has adopted an enterprise-wide risk analysis and oversight program. This program is designed to: a) identify the various risks faced by the organization; b) assign responsibility for managing those risks to individual executives within the management ranks; and c) align these management assignments with appropriate board-level oversight.

Responsibility for the oversight of the program itself has been delegated to the Board’s Audit Committee. In turn, the Audit Committee has tasked the Company’s chief risk officer with the day-to-day design and implementation of the program. Under the program, an Alaska Air Group risk matrix has been developed and the organization’s most prominent risks have been identified, responsibility has been assigned to appropriate executives, and assignments have been aligned for appropriate Board oversight, including oversight of safety-related risks by the Board’s Safety Committee. Responsibility for managing these risks includes strategies related to both mitigation (acceptance and management) and transfer (insurance). The risk matrix is updated regularly. At a minimum, the Audit Committee receives quarterly updates regarding the program and an annual in-person review of the program’s status by the chief risk officer.

The program also provides that the Audit Committee work with the chief risk officer and Air Group’s management executive committee to annually identify the most pressing risk issues

CORPORATE GOVERNANCE	29

for the next year. This subset of the risk matrix is then designated for heightened oversight, including periodic presentations by the designated management executive to the appropriate Board entity. Furthermore, these areas of emphasis regarding risk are specifically reviewed and discussed with executive management during an annual executive officer planning session, held during the third quarter of each year, and are incorporated into the development of the Company’s strategic plan for the coming year.

As part of its oversight of the Company’s executive compensation program, the Compensation and Leadership Development Committee, along with its independent consultant and the Company’s management team, has reviewed the risk impact of the Company’s executive compensation. Based on this review, the Company has concluded that its executive compensation programs do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on the Company.

The Company believes that its leadership structure, discussed in detail in the Board Leadership section above, supports the risk oversight function of the Board for the same reasons that it believes the leadership structure is most effective for the Company, namely that, while facilitating open discussion and communication from independent members of the Board, it ensures that strategic discussions are led by an individual with a deep understanding of the highly technical and complex nature of the airline business.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that applies to all employees of the Company, including its CEO, CFO, principal accounting officer and persons performing similar functions. The Code of Conduct and Ethics may be found on the Company’s website at www.alaskaair.com and is available in print to any stockholder who requests it. Information on the Company’s website, however, does not form a part of this Proxy Statement. The Company intends to disclose on the Company’s website any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Conduct and Ethics for directors or executive officers.

Certain Relationships and Related Person Transactions

Policies and Procedures for Approval of Related Person Transactions

The Board of Directors has adopted a written policy for review, approval or ratification of any transaction, arrangement or relationship in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000 in any calendar year, and (iii) a related person has or will have a direct or indirect material interest (other than solely as a result of being a director or the beneficial owner of less than 10% of another entity). For purposes of the policy, a related person is (i) any person who is, or at any time since the beginning of the last fiscal year was, one of the directors or executive officers or a nominee to become a director, (ii) any beneficial owner of more than 5% of the Company’s common stock, or (iii) any immediate family member of any of these persons.

Under the policy, once such a transaction by a related person has been identified, the Audit Committee (or, for transactions that involve less than $1 million in the aggregate, the chair of the Audit Committee) must review the transaction for approval or ratification. Members of the Audit Committee or the chair of the Audit Committee, as applicable, will review all relevant facts regarding the transaction in determining whether to approve or ratify it, including the extent of the

30	CORPORATE GOVERNANCE

related person’s interest in the transaction,

whether the terms are comparable to those generally available in arm’s-length transactions, and whether the transaction is consistent with the best interests of the Company. The related person involved in the transaction will not participate in the approval or ratification process except to provide additional information as requested for the review. Once initially approved or ratified, all transactions with related persons will be reviewed at least annually.

The policy does not require review or approval of the following transactions: (i) employment by the Company of an executive officer unless he or she is an immediate family member of another related person; (ii) any compensation paid by the Company to a director; and (iii) a transaction in which a related person’s interest arises solely from the ownership of equity securities and all holders of the securities receive the same benefit on a pro-rata basis.

Certain Transactions with Related Persons

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. With the exception of the transactions reported here, the amounts involved in these transactions are below the disclosure thresholds set by the SEC, or the executive officer or director or his or her family member does not have a direct or indirect material interest, as that term is used in SEC rules, in the transaction.

Pursuant to 17 CFR Section 229.404, the Company discloses that its subsidiary Alaska Airlines, Inc. is a party to aircraft and facilities services agreements with NANA Management Services, LLC (NMS) worth $3 million annually. NANA Development Corporation owns 51% of NMS. Director Helvi Sandvik is the president of NANA Development Corporation and a former vice president of NMS. Ms. Sandvik has no direct material interest in the transactions between Alaska Airlines and NMS.

Stockholder Communication Policy

Any stockholder or interested party who wishes to communicate with the Alaska Air Group Board of Directors or any specific director, including the lead director (who presides over executive sessions of the non-employee directors) or with the non-employee directors as a group, may write to:

Board of Directors

Alaska Air Group, Inc.

PO Box 68947

Seattle, WA 98168

Depending on the subject matter, management will:

•

forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the chair of the Audit Committee for review);

•

attempt to handle the inquiry directly (for example, where it is a request for information about the Company’s operations or it is a stock-related matter that does not appear to require direct attention by the Board or any individual director); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Governance and Nominating Committee, the Corporate Secretary presents a summary of all communications received since the last meeting of the Governance and Nominating Committee and will make those communications available to any director on request.

CORPORATE GOVERNANCE	31

Independent Registered Public Accountants

Selection of Independent Accountants for the Current Fiscal Year

The Audit Committee of the Board of Directors has selected, and is recommending that stockholders ratify, KPMG LLP (KPMG) as the Company’s independent accountants for the 2015 fiscal year. KPMG also served as the Company’s independent accountants for fiscal year 2014. Representatives of KPMG are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they wish to do so.

Fees Paid to Independent Accountants

During fiscal years 2014, 2013 and 2012, the Company retained KPMG as its principal independent accountants. They provided services in the following categories and amounts:

2014
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,150,000
Audit-Related Fees(2)	159,220
Tax Fees(3)	16,000

All Other Fees(4)	25,000
Total Fees for 2014	1,350,220
2013
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,080,000
Audit-Related Fees(2)	225,725
Tax Fees(3)	–

All Other Fees(4)	20,000
Total Fees for 2013	1,325,725
2012
Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews(1)	1,072,500
Audit-Related Fees(2)	151,800
Tax Fees(3)	–

All Other Fees(4)	20,000
Total Fees for 2012	1,244,300

(1)	Audit fees represent the arranged fees for the years presented, including the annual audit of internal controls as mandated under Sarbanes-Oxley Section 404, and out-of-pocket expenses reimbursed during the respective year.

(2)	Includes fees paid in connection with the audit of Air Group’s employee benefit plans in all years. In addition, includes $100,000 in fees related to accounting for the new affinity card contract in 2013, and $28,700 related to the audit of the Company’s COSO (Committee of Sponsoring Organizations) 2013 implementation in 2014.

(3)	Consists of fees paid for professional services in connection with general and international tax consulting. These services were pre-approved by the Audit Committee.

(4)	Consists of fees paid for professional services in connection with (i) the audit of passenger facility charges and examination of related controls, and (ii) the examination of agreed-upon procedures for the U.S. Citizenship and Immigration Services.

32	AUDIT COMMITTEE MATTERS

The Audit Committee has considered whether the provision of the non-audit services referenced above is compatible with maintaining the independence of the Company’s independent accountants, and has determined that it does not impact the independence of the accountants.

Independent Accountant Engagement Policy

The Audit Committee has established and annually reviews an Independent Accountant Engagement Policy designed to ensure that the Company’s independent accountant performs its services independently and with the highest integrity and professionalism. In addition to certain specific prohibited services, the Audit Committee considers whether any service provided by the independent accountants may impair the firm’s independence in fact or appearance.

The policy provides that any engagement of the Company’s outside accountant must be consistent with principles determined by the SEC, namely, whether the independent accountant is capable of exercising impartial judgment on all issues encompassed within the accountant’s engagement.

Permitted services under the policy include audit services, audit-related services, certain tax services and certain other services not prohibited by SEC rules or other federal regulations. Before retaining its independent accountant for non-audit services, the Audit Committee will consider factors such as whether the services might compromise the accountant’s independence, whether the accountant is the best provider for the services, and whether the proportion of audit to non-audit services is appropriate.

All services must be pre-approved by the Audit Committee except for certain services other than audit, review, or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its accountant during the fiscal year in which the services are provided;

•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

During fiscal years 2014, 2013 and 2012, there were no such services that were performed pursuant to the “de minimis exception.”

Audit Committee Report

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act, as amended, or incorporated by reference in any document so filed.

Review of the Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed with management and KPMG, the Company’s independent accountants, the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.

The Audit Committee has discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 16 (Communications with Audit Committees), as amended, as adopted by the PCAOB.

AUDIT COMMITTEE MATTERS	33

The Committee has also received and reviewed the written disclosures and the KPMG letter required by PCAOB Rule 3526, Communicating with Audit Committees Concerning Independence, and has discussed with KPMG their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee Charter

The Audit Committee has adopted a written charter, which is posted on the Company’s website at www.alaskaair.com. It describes the roles of the Audit Committee and the independent accountants (for which the Audit Committee approves the appointment and compensation and whom the Committee oversees). In addition, it describes the Audit Committee’s relationship to internal audit and the Committee’s responsibilities with regard to assessing the Company’s internal controls and enterprise risk.

Audit Committee Independence and Financial Expertise

All members of the Audit Committee meet the independence, financial literacy and experience requirements of the New York Stock Exchange and of the Securities and Exchange Commission. The SEC requires that at least one member qualify as a “financial expert” as defined pursuant to the Sarbanes-Oxley Act.

Ms. Bedient’s experience as a public company chief financial officer and former partner of a global accounting firm and Mr. Yeaman’s experience as a chief financial officer of a public company qualify each of them as financial experts.

Audit Committee of the Board of Directors

Patricia M. Bedient, Chair

Dhiren R. Fonseca, Member

Dennis F. Madsen, Member

Eric K. Yeaman, Member

34	AUDIT COMMITTEE MATTERS

2014 Director Compensation

The following table presents information regarding the compensation paid for 2014 to members of the Board of Directors who are not also the Company’s employees (non-employee directors). The compensation paid to Mr. Tilden, who is also an employee, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Tilden does not receive additional compensation for his service as a director. Mr. Langland and Mr. Mallott resigned from the Board of Directors in May and December 2014, respectively.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(2) ($) (d)	Non-Equity Incentive Plan Compen- sation(2) ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings(2) ($) (f)	All Other Compen- sation(3) ($) (g)	Total ($) (h)

Patricia M. Bedient	63,092	74,908	0	0	0	855	138,855

Marion C. Blakey	50,092	74,908	0	0	0	545	125,545

Phyllis J. Campbell	60,092	74,908	0	0	0	9,482	144,482

Dhiren R. Fonseca(4)	22,501	37,499	0	0	0	545	60,545

Jessie J. Knight, Jr.	45,092	74,908	0	0	0	1,742	121,742

R. Marc Langland(5)	0	0	0	0	0	3,936	3,936

Dennis F. Madsen	45,092	74,908	0	0	0	5,297	125,297

Byron I. Mallott(6)	45,092	74,908	0	0	0	7,888	127,888

Helvi K. Sandvik	45,092	74,908	0	0	0	3,824	123,824

Katherine J. Savitt(4)	22,501	37,499	0	0	0	545	60,545

J. Kenneth Thompson	50,092	74,908	0	0	0	9,225	134,225

Eric K. Yeaman	45,092	74,908	0	0	0	3,148	123,148

(1)	Directors received an annual cash retainer of $43,000. In addition, the compensation for non-employee directors included the following:

•	an annual retainer of $10,000 to the Lead Director, who is also the Governance and Nominating Committee chair;

•	an annual retainer of $18,000 to the Audit Committee chair and $8,000 each to the Compensation and Leadership Development, Governance and Nominating, and Safety Committee chairs;

•	an annual retainer of $1,000 to non-employee directors for service on the board of Alaska Airlines and $1,000 for service on the board of Horizon Air;

•	reimbursement of expenses in connection with attending board and committee meetings as well as expenses in connection with director education.

(2)	Under the terms of the Company’s Stock Deferral Plan for Non-Employee Directors each board member may elect in the prior year to receive his or her annual award in the form of fully vested shares at the time of grant or to defer payment of all or a portion of the award until his or her termination of service on the Board. If no election is made the year prior to payment, common stock is issued.

In 2014, Ms. Blakey, Mr. Mallott, Ms. Sandvik and Mr. Yeaman were each granted 1,582 deferred stock units (DSUs), based on their elections to defer made in 2013. Ms. Bedient, Ms. Campbell, Mr. Knight,

DIRECTOR COMPENSATION	35

Mr. Madsen and Mr. Thompson were each issued 1,582 shares of Alaska Air Group common stock. Mr. Fonseca and Ms. Savitt received 677 shares of Alaska Air Group common stock each, the prorated value of the annual stock retainer. See discussion of these awards in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements included as part of the Company’s 2014 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. The non-employee directors do not hold any outstanding stock options.

Alaska Air Group directors do not participate in any non-equity incentive compensation plans, nor do they participate in a nonqualified deferred compensation plan. Directors do not receive pension benefits for their service.

(3)	As part of each director’s compensation, the non-employee director and the non-employee director’s spouse and eligible dependents were provided transportation on Alaska Airlines and Horizon Air. Included in the All Other Compensation column for each non-employee director is the incremental cost to the Company of providing these benefits. Positive-space travel is a benefit unique to the airline industry. By providing this travel without tax consequences to non-employee directors, the Company is able to deliver a highly valued benefit at a low cost, and believes this benefit encourages non-employee directors to travel, thus enhancing their connection to the Alaska Airlines and Horizon Air products and services. The All Other Compensation column (g) includes the value of reimbursements for taxes on the transportation benefits provided to each director.

(4)	Ms. Savitt and Mr. Fonseca were appointed directors in October 2014, therefore, their annual cash and stock retainers were prorated.

(5)	Mr. Langland resigned from the Air Group Board effective May 8, 2014. His compensation does not include the value of shares issued in connection with deferred stock units granted in prior years as a portion of his annual retainer, but not distributed until he resigned from the Board.

(6)	Mr. Mallott resigned from the Air Group Board effective December 1, 2014. His compensation does not include the value of shares issued in connection with deferred stock units granted in prior years as a portion of his annual retainer, but not distributed until he resigned from the Board.

Director Stock Ownership Policy

The Company expects directors to act in the Company’s best interests regardless of the number of shares they own. Each non-employee director is expected to hold shares of Company stock having a value equal to at least three times the director’s annual cash retainer, such ownership to be achieved within five years of joining the Board. Deferred stock units held by directors, which are 100% vested at grant, will count toward the holding requirement even though they will not be issued until the director resigns from the Board.

36	DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This CD&A contains a discussion of the material elements of compensation earned during 2014 by the Company’s chief executive officer, its chief financial officer, its three highest paid executive officers and two executive officers who would have been among the Company’s three highest paid executive officers if they had not retired before the end of 2014. Specifically, the “Named Executive Officers” include: Bradley D. Tilden, chairman, president and chief executive officer of Alaska Air Group; Brandon S. Pedersen, chief financial officer of Alaska Air Group; Benito Minicucci, chief operating officer of Alaska Airlines; Andrew R. Harrison, executive vice president and chief revenue officer of Alaska Airlines1; Joseph A. Sprague, senior vice president communications and external affairs of Alaska Airlines2; Glenn S. Johnson, former president of operating subsidiary Horizon Air Industries and executive vice president of Alaska Air Group; and Keith Loveless, former general counsel and executive vice president of Alaska Air Group.

2014 Company Performance Highlights

Alaska Air Group had numerous financial and operational achievements in 2014. For the year ended December 31, 2014, Alaska Air Group:

•	posted record full-year 2014 net income, excluding special items, of $571 million, or $4.18 per diluted share, compared to $383 million, or $2.70 per diluted share, in 2013;

•	shared $116 million (exceeding one month’s pay for most employees) in incentive rewards with all employees;

•	achieved return on invested capital of 18.6%, compared to 13.6% in 2013;

•	repurchased 7,316,731 shares of its common stock, or 5.3% of shares outstanding as of January 1, in 2014, bringing total shares repurchased since 2007 to 49 million, at a total cost of $827 million;

•	experienced an increase of more than 63% in the price of a share of common stock;

•	lowered adjusted debt-to-total-capitalization ratio to 31% as of December 31, 2014;

•	became one of only two U.S. airlines with investment grade credit ratings;

•	ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” by J.D. Power for the seventh year in a row;

•	ranked “number one” in on-time performance among North American major airlines by FlightStats for the fifth year in a row; and

•	ranked “Best U.S. Airline” by the Wall Street Journal for the second year in a row.

Governance Highlights

•	Compensation decisions are made by a committee of directors who meet SEC and NYSE independence standards.

•	The Compensation and Leadership Development Committee retains an independent consultant that provides no other services to the Company.

•	There is no provision for the gross-up of excise taxes in connection with change-in-control severance payments.

•	Change-in-control severance payments require a double-trigger event in order to become effective.

•	The Company maintains a recoupment policy to recover compensation from executives under certain circumstances.

1 Mr. Harrison was vice president planning and revenue management of Alaska Airlines until May 9, 2014. He was senior vice president planning and revenue management of Alaska Airlines from May 9, 2014 until February 11, 2015, when he was elected executive vice president and chief revenue officer.

2 Mr. Sprague was vice president marketing of Alaska Airlines until May 9, 2014, when he was elected senior vice president communications and external affairs.

EXECUTIVE COMPENSATION	37

•	The Company has executive and independent director stock ownership requirements.

•	An anti-pledging and anti-hedging policy is in place.

•	The Company has no executive employment agreements with the Named Executive Officers.

Consideration of Say-on-Pay Advisory Vote

At the May 2014 annual meeting, 97% of the votes were cast in favor of the advisory say-on-pay proposal in connection with the Company’s 2013 compensation. The Committee believes that the vote indicates that most stockholders approve of the structure of executive compensation at Alaska Air Group. Therefore, the Committee structured executive compensation for 2014 in a way that is generally consistent with that of 2013. Stockholders have an opportunity annually to cast an advisory vote in connection with executive compensation.

2014 Compensation Program Overview

The Company’s executive compensation program is designed to compensate executives appropriately and competitively and to drive superior performance. Because the Named Executive Officers are primarily responsible for the overall execution of the Company’s strategy, a high percentage of their total direct compensation is variable and tied to Company performance, thereby providing incentives to achieve goals that help create value for stockholders. Highlights of the program, which did not change materially from 2013, follow.

•

For 2014, the Committee approved target-level total compensation for Mr. Tilden that is 79% performance-based and aligned with stockholder value creation. With respect to the other Named Executive Officers, the Committee approved target total compensation that is, on average, 71% performance-based and aligned with stockholder value creation.

•

Executives’ bonuses under the Company’s annual incentive pay program, in which all Company employees participate, are based on the achievement of specific performance objectives that are established at the beginning of the fiscal year by the Committee and are capped at a specified maximum amount. As illustrated in the 2014 Performance-Based Pay Calculation table, the annual incentive plan paid out above target this year primarily as a result of record profitability and excellent safety, operational and customer satisfaction scores.

•

Executives’ equity incentive awards generally consist of a combination of stock options, service-based restricted stock unit awards, and performance stock unit awards that vest only if specified performance levels of relative total shareholder return (TSR) are achieved. The performance stock units have a three-year performance period that is based 50% on shareholder return relative to an airline industry peer group and 50% relative to the Standard and Poor’s 500 Index. These awards align an executive’s opportunity with the creation of value for stockholders.

Objectives of the Company’s Executive Compensation Program

The objectives of the executive compensation program are as follows:

•

to attract and retain highly qualified executives who share the Company’s values and are committed to its strategic plan by designing the total compensation package to be competitive with an appropriate peer group;

•	to motivate executives to provide excellent leadership and achieve Company goals by

38	EXECUTIVE COMPENSATION

linking incentive pay to the achievement of specific targets that are reflected in the short-term incentive Performance-Based Pay Plan and the Company’s strategic plan;

•

to align the interests of executives, employees, and stockholders by tying a large portion of executives’ total direct compensation (defined as base salary, short-term incentive pay and equity awards) to the achievement of objective goals related to the Company’s financial performance, safety record, cost structure, and customer satisfaction; and

•	to provide executives with reasonable security to motivate them to continue employment with the Company and achieve goals that will help the Company remain competitive and thrive for the long term.

Compensation Philosophy

The Compensation and Leadership Development Committee generally targets CEO base salary at or about the 25th percentile of the Company’s airline peer group. However, the Committee may decide to set the CEO’s salary below the 25th percentile after taking into consideration other factors. The CEO has the opportunity to earn total direct compensation between the 25th and 50th percentiles if annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded.

For the other Named Executive Officers, as well as for other elected officers of the Company, the Committee generally targets base salary between the 25th and 50th percentile of airline peers and provides executives an opportunity to achieve total direct compensation at the 50th percentile if annual and long-term incentive targets are reached, and to surpass the 50th percentile if those targets are exceeded.

Other factors, including company performance, individual performance, tenure, retention goals, and internal equity influence the Committee’s executive compensation-setting philosophy and practice from year-to-year.

In 2014, the Compensation and Leadership Development Committee set base salary for the CEO below the 25th percentile at the CEO’s request and set base salaries for the other Named Executive Officers between the 25th and 50th percentiles of the airline peer group. Target total direct compensation for the CEO and for the Named Executive Officers fell within the same respective ranges.

How Executive Compensation is Determined

The Role of the Compensation and Leadership Development Committee and Consultants

Executive Compensation. The Compensation and Leadership Development Committee determines and approves the Named Executive Officers’ compensation. The Committee also reviews management’s recommended compensation for elected officers other than the Named Executive Officers.

Leadership Development. In the context of leadership development, the Committee ensures that a process and policies, including standards for assessing individual development activities and progress, are in place to guide CEO and executive management succession planning. The Committee periodically reviews development progress and succession plans for the CEO and other key management positions.

Independent Consultants. The Committee retained Meridian Compensation Partners, LLC (Meridian), to assist the Committee with its responsibilities related to the Company’s executive and board of directors’ compensation programs. The Committee considered the following facts in concluding that Meridian is an independent advisor.

EXECUTIVE COMPENSATION	39

•

Meridian does not provide other services to Alaska Air Group or its subsidiaries. Meridian’s services are limited to providing the Committee with advice and information solely on executive and director compensation and related corporate governance matters.

•	The amount of fees paid by the Company during the 12-month period ended December 31, 2014 represents less than one percent of Meridian’s total annual revenues for calendar year 2014.

•	Meridian maintains policies designed to prevent conflicts of interest, which policies were detailed to the Committee.

•	No Meridian partner, consultant or employee who serves the Committee has any business or personal relationship with any member of the Committee.

•	No Meridian partner, consultant or employee who serves the Committee, or any of their immediate family, owns any shares of stock of the Company.

•	No Meridian partner, consultant or employee who serves the Committee, or any of their immediate family, has any business or personal relationship with any executive officer of the Company.

How the Elements of the Company’s Executive Compensation Program Were Selected

The Compensation and Leadership Development Committee conducts periodic reviews of the Company’s executive compensation to assess its alignment with the Committee’s objectives. The Committee considers how each component of compensation motivates executives to help the Company achieve its performance goals and execute its strategic plan and how it promotes retention of executives who share the Company’s values. The compensation structure is designed to promote initiative, resourcefulness and teamwork by key employees whose performance and responsibilities directly affect the performance of the business.

The Committee uses both fixed compensation and variable performance-based compensation to achieve a program that is balanced, competitive and provides appropriate incentives. Base salaries, benefits, perquisites, retirement benefits, and change-in-control benefits are intended to attract and retain highly qualified executives and are paid out on a short-term or current basis. Annual incentives and long-term equity-based incentives are intended to motivate executives to achieve specific performance objectives.

The Committee believes that this mix of short-term and long-term compensation allows it to achieve dual goals of attracting and retaining highly qualified executives and providing meaningful performance incentives for those executives.

Deterrents to Excessive Risk-Taking

The Compensation and Leadership Development Committee believes it has designed the overall compensation program in such a way as to deter excessive risk-taking, to encourage executives to focus on the long-term success of the Company and to align the interests of executives with those of stockholders by:

•	encompassing several different financial and operational goals;
•	setting financial and operational goals that are reviewed and approved by the independent members of the Committee;
•	overlapping the performance periods of awards;
•	incorporating short-term and long-term performance periods of varying lengths;
•	maintaining executive ownership requirements;
•	capping short-term cash incentives;
•	allowing Committee discretion to reduce amounts otherwise payable under certain awards;
•	scaling compensation to the airline industry;
•	considering internal equity among Company executives; and
•	reflecting the current business challenges facing the Company.

40	EXECUTIVE COMPENSATION

Executive Pay Mix and the Emphasis on Variable Pay

The Compensation and Leadership Development Committee believes that emphasis on variable, performance-based compensation at the senior executive levels of the Company is a key element in achieving a pay-for-performance culture and in aligning management’s interests with those of the Company’s stockholders. At the same time, the Committee believes that the executive compensation program provides meaningful incentives for executives while balancing risk and reward. When determining target executive pay, the Committee attempts to ensure that compensation is closely aligned with the overall strategy of the Company and that it motivates executives to achieve superior performance and stockholder returns.

Total direct compensation for the Company’s Named Executive Officers is tailored to place a substantial emphasis on variable pay, that is, pay linked to the achievement of specific, measurable performance objectives and subject to variation depending on the degree to which such objectives are achieved. For 2014, the Committee approved target-level compensation for Mr. Tilden that is 79% variable and tied to stockholder value creation. With respect to the other Named Executive Officers, the Committee approved target compensation that is on average 71% variable and tied to stockholder value creation.

The Use of Benchmarking Against a Peer Group

The Committee reviews and analyzes total direct compensation for the Named Executive Officers annually. In analyzing the information for 2014, the Committee reviewed the total direct compensation for executives of a peer group of airlines excluding any companies that ceased reporting compensation data during the period because they were no longer public.

The following companies represent the airline peer group selected by the Committee as a comparator for determining appropriate compensation levels for 2014:

•	Air Canada
•	Allegiant Travel Co.
•	American Airlines Group
•	Delta Air Lines
•	Hawaiian Holdings
•	JetBlue Airways
•	Republic Airways Holdings
•	SkyWest
•	Southwest Airlines
•	Spirit Airlines
•	United Continental Holdings
•	WestJet Airlines

The Committee chose to include the companies named above in its peer group for the following reasons:

•	they represent a group of sufficient size to present a reasonable indicator of executive compensation levels;

EXECUTIVE COMPENSATION	41

•	they are in the airline industry and their businesses are similar to the Company’s business;
•	the median annual revenue of this group approximates the Company’s annual revenue; and
•	the Company competes with these peer companies for talent to fill certain key, industry-related executive positions.

In the aggregate, 2014 target total cash compensation for the Named Executive Officers other than the CEO fell between the 25th and 50th percentiles of the airline peer group. Total direct compensation, which includes base salary, target annual cash compensation and long-term equity compensation, fell within the same range. For Alaska Air Group’s CEO, target total cash compensation and total direct compensation were below the 25th percentile of the airline peer group.

In setting 2014 executive compensation, the Committee also reviewed data for 29 companies in the broader transportation industry having median annual revenue similar to that of Alaska Air Group to ensure that the Company’s executive compensation remains competitive. The companies in this transportation industry peer group include: Air Canada, Allegiant Travel Co., AMERCO, American Airlines Group, Atlas Air Worldwide Holdings, Avis Budget Group, Con-Way Inc., Delta Air Lines, Expedia, Expeditors International of Washington, FedEx Corp., Hawaiian Holdings, Hertz Global Holdings, Hub Group, JB Hunt Transport Services, JetBlue Airways, Kirby Corp, Landstar System, Norwegian Cruise Line Holdings, Republic Airways Holdings, Royal Caribbean Cruises, Ryder System, SkyWest, Southwest Airlines, Spirit Airlines, United Continental Holdings, United Parcel Service, UTI Worldwide, and WestJet Airlines.

In the aggregate, target total cash compensation for the Company’s Named Executive Officers other than the CEO fell below the 40th percentile of the transportation industry peer group. Total direct compensation fell between the 25th and the 50th percentiles. For Alaska Air Group’s CEO, target total cash compensation and total direct compensation fell below the 25th percentile of the transportation industry peer group.

The Application of Internal Equity Considerations

In addition to benchmarking against airline and industry peer groups, the Committee and the CEO believe it is appropriate to consider other principles of compensation, and not accept benchmarking data as the sole basis for setting compensation. Thus, while the Committee has considered peer group data as described above, it has also applied other compensation principles, most notably internal equity, when determining executive compensation. At current levels and excluding the one-time performance award in connection with his election in 2012, Mr. Tilden’s total direct compensation represents approximately two times the average total direct compensation at the executive vice president level, and approximately four times the average at the vice president level. By considering internal equity, the Committee is able to structure executive compensation in a way that is less susceptible to sudden, temporary changes in market compensation levels.

The Use of Tally Sheets

Annually, the Committee reviews tally sheets that show each element of compensation for the Named Executive Officers. Base salaries, incentive plan payments, equity awards, equity exercises, perquisites, and health and retirement benefits are included on tally sheets, which are prepared by the Company’s corporate affairs and human resources departments. The Committee uses the tally sheets to verify that executive compensation is internally equitable and proportioned according to the Committee’s expectations.

42	EXECUTIVE COMPENSATION

Current Executive Pay Elements

Base Pay

The Committee assesses each executive’s duties and scope of responsibilities, past performance and expected future contributions to the Company, the market demand for the individual’s skills, the individual’s influence on long-term Company strategies and success, the individual’s leadership performance, and internal equity considerations.

In February 2014, the Committee approved base salary of $442,000 for Mr. Tilden, which was below the 25th percentile of salaries for CEOs in the airline peer group. The chart below depicts CEO base salaries at airline peer group companies.

CEO Base Salary Comparisons

(Airline Peer Group)

2014 Base Salary(1)
Alaska Air Group, Inc.	$442,000
Base Salary (Air Group peers)
Air Canada	$1,317,000
United Continental Holdings, Inc.	$975,000
Delta Air Lines Inc.	$725,083
75th Percentile	$713,000
Southwest Airlines Co.	$675,000
American Airlines Group	$700,000
Median	$625,000
Hawaiian Holdings, Inc.	$625,000
JetBlue Airways Corp.	$600,000
WestJet Airlines, Ltd.(2)	$534,000
25th Percentile	$509,000
Spirit Airlines, Inc.	$484,000
Republic Airways Holdings Inc.	$475,000
SkyWest Inc.	$410,000
Allegiant Travel Co.(3)	N/A

(1)	Amounts are derived from the most recent compensation data available as of the date of this Proxy Statement. In most cases, this is the 2013 base salary as reported in the respective company’s 2014 proxy statement.

(2)	Base salary is provided in Canadian Dollars.

(3)	Allegiant’s CEO does not receive a base salary.

Performance-Based Annual Pay

The Company’s Named Executive Officers are eligible to earn annual incentive pay under the Performance-Based Pay Plan, in which all Company employees participated in 2014. The Plan is intended to motivate executives and other employees to achieve specific Company goals. The Committee aligns executive compensation with the Company’s strategic plan by choosing a target performance level for each operational or financial goal (outlined in the 2014 Performance-Based Pay Metrics table below) that is consistent with the Company’s strategic plan goals.

The long-term success of the Company is highly dependent on running a safe and reliable operation, meeting or exceeding the expectations of customers, keeping unit costs in check, and earning profits that meet or exceed a 10 percent return on invested capital over the business cycle. Each of these key strategic objectives is reflected in the goals of the Performance-Based Pay Plan.

For the Named Executive Officers, the 2014 target participation levels are as follows:

2014 Performance-Based Pay Plan Participation Rates

Name	Target Participation as % of Base Salary
Bradley D. Tilden	100%
Brandon S. Pedersen	75%
Benito Minicucci	75%
Andrew R. Harrison(1)	70%
Joseph A. Sprague(1)	70%
Glenn S. Johnson	75%
Keith Loveless	75%

(1)	Mr. Harrison and Mr. Sprague received mid-year promotions that increased their participation rates from 65% to 70%.

Incentive award payments may range from zero to 200% of the Named Executive Officer’s target

EXECUTIVE COMPENSATION	43

based on the achievement of performance goals set by the Committee at the beginning of each year. For each performance metric, performance at the target level will generally result in a 100% payout of the target amount for that metric, while the payout is generally 200% for performance at or above the maximum level and 25% for performance at the threshold level. The payout percentages are interpolated for performance between the levels identified below, but if performance for a particular metric is below the threshold level, no payment will be made as to that metric. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid.

For 2014, the Performance-Based Pay Plan metrics were set as follows:

2014 Performance-Based Pay Metrics

Goal	Weight	Threshold		Target		Maximum
		Alaska	Horizon	Alaska	Horizon	Alaska	Horizon
Operational Performance
Safety	10%
Risk Level 3+ Events*		≤1.0	≤1.0	≤0.7	≤0.7	≤0.4	≤0.4
Employee Engagement/Customer Satisfaction	10%
The number of months we exceed the monthly customer satisfaction goal		6	6	8	8	11	11
CASM	10%
Cost per available seat mile excluding fuel and special items		7.65¢	12.5¢	7.55¢	12.3¢	7.45¢	12.1¢
Alaska Air Group Profitability
Adjusted Pretax Profit**	70%	$350 million		$550 million		$750 million

*Safety Risk Level 3+ events are measured per 10,000 departures. These are events that elevate risk to the operation and include such things as significant damage to aircraft or other assets, injuries to employees or customers, or a significant reduction in safety.

**Adjusted pre-tax profit means the net income of Alaska Air Group as computed by Generally Accepted Accounting Principles (GAAP) and adjusted for “Excluded Items” and “Alternative Accounting Treatments.” “Excluded Items” means (a) income taxes, (b) pretax expense under any Alaska Air Group (or subsidiary) profit sharing, performance-based pay, operational performance rewards, variable pay, or similar programs as determined in the discretion of the Compensation and Leadership Development Committee, and (c) special income or expense items that, in the discretion of the Committee, should be excluded because recognizing them would not appropriately serve the goals of the Plan. These may include, without limitation, gain or loss on disposition of capital assets, impairments or other fleet exit costs, expenses from voluntary or involuntary severance programs, government refunds or assistance, and the cumulative effect of accounting changes. “Alternative Accounting Treatments” means expense or income items that, for purposes of calculating adjusted pre-tax profit, the Company (or any subsidiary) will account for based on non-GAAP methods because, in the discretion of the Committee, using GAAP accounting methods would not appropriately serve the goals of the Plan. These may include, without limitation, fuel hedge accounting on an as-settled basis.

44	EXECUTIVE COMPENSATION

Annual target performance measures reflect financial and operational goals that are consistent with the strategic plan. Maximum goals correlate to superior performance, while threshold goals generally correlate to an acceptable but minimal level of improvement over the prior year’s performance. The 2014 Alaska Air Group profitability target of $550 million corresponded to a forecasted 2014 return on invested capital (ROIC) of 10.6%. The Company’s goal is to achieve an average 10% ROIC over the business cycle, which the Company believes will allow it to grow profitably. The safety and employee engagement measures were set at levels the Committee believes will drive continuous improvement and maintain the Company’s reputation as a leader in the industry in these areas. The cost per available seat mile excluding fuel and special items (CASM) metric was similarly chosen to support the Company’s achievement of its strategic plan.

The Committee believes that using adjusted non-GAAP measures, such as CASM (excluding fuel and special items) and adjusted pre-tax profit, rather than GAAP measures more closely ties results to elements of performance that can be controlled by the decisions and actions of employees, thereby providing a more direct link between performance and reward. In addition, by removing the short-term impact of certain business decisions (such as the gain or loss on disposition of capital assets), the use of adjusted measures encourages executives to make decisions that are in the best interest of the Company over the long term.

Following is an example of the calculation of the 2014 Performance-Based Pay Plan payout for one of the Named Executive Officers:

2014 Performance-Based Pay Calculation*

Metrics	Actual	% of Target Achieved	Weight	Payout %
Safety Risk Level 3+ Events	.06	200.0%	10.0%	20.0%
Employee Engagement/Customer Satisfaction	12 months	200.0%	10.0%	20.0%
CASM	<7.45¢	200.0%	10.0%	20.0%
Alaska Air Group Profitability	$1.05 billion	200.0%	70.0%	140.0%
Total Payout %				200.0%
Participation Rate**			x	75.0%
Payout as a % of Base Salary			=	150.0%

*Based on Alaska Airlines’ performance.

**Participation rates vary by position. The participation rate used in this example is for one of the Named Executive Officers.

EXECUTIVE COMPENSATION	45

The Performance-Based Pay Plan has paid out as follows since its inception:

History of Performance-Based Pay

In addition, all of the Company’s employees, including the Named Executive Officers, participate in a separate incentive plan called Operational Performance Rewards, which pays a monthly incentive of $100 to all employees when certain operational performance targets are met. Awards are based on the achievement of on-time performance and customer satisfaction goals, and the maximum annual payout for each employee is $1,200. In 2014, each employee received $1,100 under the Operational Performance Rewards program.

Long-Term Equity-Based Pay

Long-term equity incentive awards that link executive pay to stockholder value are an important element of the Company’s executive compensation program. Long-term equity incentives that vest over three- or four-year periods are awarded annually, resulting in overlapping vesting periods. The awards are designed to align Named Executive Officers’ interests with those of stockholders. In addition, equity awards help attract and retain top-performing executives who fit a team-oriented and performance-driven culture.

Stock Options – The Company grants a portion of its long-term incentive awards to the Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s common stock on the grant date. Thus, the Named Executive Officers will realize value from their stock options only to the degree that Alaska Air Group’s stockholders realize value, provided the stockholder had purchased shares and held them for the same period as the executive. The stock options also function as a retention incentive for executives, as they generally vest ratably over a four-year period on each anniversary of the grant date and have a ten-year term.

46	EXECUTIVE COMPENSATION

Restricted Stock Units – The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted stock units. Subject to the executive’s continued employment with the Company, the restricted stock units generally vest on the third anniversary of the date they are granted and, upon vesting, are paid in shares of Alaska Air Group common stock. The units provide a long-term retention incentive through the vesting period that requires continued service to the Company. The units are designed to further link executives’ interests with those of Air Group’s stockholders, as the value of the units is based on the value of Alaska Air Group common stock.

Performance Stock Units – The Company also grants the Named Executive Officers performance stock units annually as part of the long-term equity-based incentive program. The performance stock units vest only if the Company achieves performance goals established by the Committee for the performance period covered by the award. (The table below outlines the benchmarking process by which payouts are calculated.) Performance stock units also provide a retention incentive as the value of the award received is prorated based on both the executive’s status as an employee during the performance period and on the achievement of performance goals.

Grants were made for the three-year performance periods beginning in January 2012, 2013 and 2014. The performance stock unit awards were based 50% on the Company’s total shareholder return (TSR) performance relative to S&P 500 companies and 50% relative to the following industry peer group: Air Canada, Allegiant Travel Co., American Airlines Group, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Republic Airways Holdings, SkyWest, Southwest Airlines, Spirit Airlines, United Continental Holdings, and WestJet Airlines.

After discussion with management and an independent compensation consultant, the Committee chose relative TSR as the performance measure for these awards to provide additional incentive for executives to help create stockholder value. Given the nature of the airline business, the Committee believes that measuring TSR on a relative basis rather than on an absolute basis provides a more relevant reflection of the Company’s performance by mitigating the impact of various macro-economic factors that tend to affect the entire industry and that are largely beyond the control of executives. The Committee believes that also measuring the Company’s performance relative to the broad market encourages executives to manage the Company in such a way as to attract a broader range of investors.

The percentage of the performance stock units that vest may range from 0% to 200% of the target number of units subject to the award, depending on the Company’s goals for the performance period. The payout percentages are interpolated for performance results falling between the levels identified below. The Committee retains discretion to reduce bonus amounts below the level that would otherwise be paid.

EXECUTIVE COMPENSATION	47

For the January 1, 2014 through December 31, 2016 performance period, the vesting of 50% of the stock units subject to the award will be determined in accordance with the chart below based on the Company’s TSR rank versus the companies in the airline peer group, and the vesting of 50% of the stock units subject to the award will be determined in accordance with the chart below based on the Company’s TSR percentile rank versus all of the companies in the Standard & Poor’s 500 index.

2014 Performance Stock Unit Award Metrics

Airline Peer Group		S&P 500 Companies

TSR Rank Among the Airline Peer Group	Percentage of Peer Group Stock Units that Vest	TSR Percentile Rank Among the S&P Index	Percentage of S&P Stock Units that Vest

1st or 2nd	200%	Above 90th	200%
3rd	175%	90th	200%
4th	150%	80th	175%
5th	125%	70th	150%
6th	100%	60th	125%
7th	80%	50th	100%
8th	60%	40th	60%
9th	40%	30th	20%
10th	20%	Below 30th	0%
11th or below	0%

For the January 1, 2012 through December 31, 2014 performance period, the Company ranked 7th in total shareholder return (TSR) among its airline peer group and in the 98th percentile versus entities in the S&P Index. The Committee therefore approved payouts to the Named Executive Officers at 140% of target.

Equity Award Guidelines – The Committee considers and generally follows equity grant guidelines that are based on the target total direct compensation levels and pay mix described above. Target equity grants, when combined with the base salary and annual target incentive opportunity described above, are designed to achieve total direct compensation between the 25th and 50th percentiles of the peer group data for Named Executive Officers. The Committee may adjust equity grants to the Named Executive Officers above or below these target levels based on the Committee’s general assessment of:

•	the individual’s contribution to the success of the Company’s financial performance;
•	internal pay equity;
•	the individual’s performance of job responsibilities; and
•	the accounting impact to the Company and potential dilution effects of the grant.

The Committee believes that stock options, time-based restricted stock units and performance stock units each provide incentives that are important to the Company’s executive compensation program as a whole. Therefore, the Committee generally allocates the grant-date value (based on the principles used in the Company’s financial reporting) of each executive’s total equity incentive award among these three types of awards.

48	EXECUTIVE COMPENSATION

2014 Equity Awards – For 2014, the guidelines applied to the Named Executive Officers are noted in the table below:

Equity Award Guidelines

	Equity Target as a % of Base Pay	Equity Mix
Name		Stock Options	Restricted Stock Units	Performance Stock Units

Bradley D. Tilden	300%	34%	33%	33%
Brandon S. Pedersen	200%	34%	33%	33%
Benito Minicucci	250%	34%	33%	33%
Andrew R. Harrison	125%	34%	33%	33%
Joseph A. Sprague	125%	34%	33%	33%
Glenn S. Johnson	200%	34%	33%	33%
Keith Loveless	200%	34%	33%	33%

Special Equity Awards – The Committee retains discretion to make other equity awards at such times and on such terms as it considers appropriate to help achieve the goals of the Company’s executive compensation program.

In May 2014, in light of the promotion of Mr. Pedersen to executive vice president and of Mr. Sprague and Mr. Harrison to senior vice president, the Committee made a one-time equity award to each composed of 50% restricted stock units and 50% stock options. The Committee also made an additional equity award of the same proportions to Mr. Minicucci based on the adjustment of his equity award target from 200% to 250% of base salary in recognition of the scope of his leadership role. With respect to each of these executives, the Committee approved awards that were calculated by deducting the equity grant value the executive received at the annual grant made in February from the equity grant value he would have received at the increased equity award target (and, in the case of Mr. Harrison and Mr. Sprague, the increased base salary) for the portion of the year he would serve in the more responsible role. The awards are designed to motivate executives to achieve superior financial results over the three-year period ending May 11, 2017 (for the restricted stock units) and over the four-year period ending May 11, 2018 (for the stock options).

Perquisites and Personal Benefits

In 2014, an amount equal to 8% of base salary was paid to each Named Executive Officer in lieu of all perquisites except for travel, life insurance, health exams, and accidental death and dismemberment insurance. The Committee decided to phase out this perquisite allowance over a three-year period that began in 2014.

Retirement Benefits/Deferred Compensation

The Company provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Retirement Plan for Salaried Employees (the Salaried Retirement Plan) and the Company’s 401(k) plans are tax-qualified retirement plans in which Mr. Tilden, Mr. Sprague, Mr. Johnson, and Mr. Loveless participate on substantially the same terms as other participating employees. The Salaried Retirement Plan was frozen on January 1, 2014 at its then-current benefit levels. Due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be provided to these executives under the Salaried Retirement Plan are required to be limited. An unfunded

EXECUTIVE COMPENSATION	49

defined-benefit plan, the 1995 Elected Officers Supplementary Retirement Plan (the Supplementary Retirement Plan), provides make-up benefits plus supplemental retirement benefits.

In light of the freeze on the Company’s Salaried Retirement Plan effective January 1, 2014, all Named Executive Officers participate in a defined-contribution plan under the Company’s Nonqualified Deferred Compensation Plan and Defined Contribution Officers Supplementary Retirement Plan.

The Named Executive Officers are also permitted to elect to defer up to 100% of their annual Performance-Based Pay payments under the Company’s Nonqualified Deferred Compensation Plan. The Company believes that providing deferred compensation opportunities is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred. The interest earned on this deferred compensation is similar to what an ordinary investor could earn in the market.

Please see the tables under Pension and Other Retirement Plans and 2014 Nonqualified Deferred Compensation and the information following the tables for a description of these plans.

Stock Ownership Policy

The Compensation and Leadership Development Committee believes that requiring significant stock ownership by executives further aligns their interests with those of long-term stockholders. Within five years of election, each executive officer must beneficially own a number of shares of the Company’s common stock with a fair market value equal to or in excess of a specified multiple of the individual’s base salary as follows:

•	five times base salary for the CEO; and

•	two to three times base salary, depending on their respective levels of responsibilities, for the other Named Executive Officers.

Executives are required to retain 50% of any shares of common stock acquired in connection with the vesting of restricted stock units and performance stock units until the holding target is reached. Unexercised stock options, unvested restricted stock units and unvested performance stock units do not count toward satisfaction of the ownership requirements. The Committee reviews compliance with this requirement annually.

Prohibition of Speculative Transactions in Company Securities

The Company’s insider trading policy prohibits executive officers, including the Named Executive Officers, from engaging in certain speculative transactions in the Company’s securities, including short-term trading, short sales, publicly traded options (such as puts, calls or other derivative securities), margin accounts, pledges or hedging transactions.

Recoupment of Certain Compensation Payments

The Compensation and Leadership Development Committee has adopted a recoupment policy that applies to individuals who qualify as executive officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934. Under the policy, in such circumstances as it, in its sole discretion, determines to be appropriate, the Committee will obtain reimbursement or effect cancellation of all or a portion of any short- or long-term cash or equity incentive payments or awards where: (1) such payment or award of cash or shares was made on or after the effective date of this policy; (2) the amount of or number of shares included in any such payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to the individual’s fraudulent or grossly negligent act or omission; (3) a lesser payment or award of cash or shares would have been made to the individual based upon the restated financial results; and (4) the payment or award of cash or shares was received by the individual prior to or during the 12-month period following the first public

50	EXECUTIVE COMPENSATION

issuance or filing of the financial results that were subsequently restated.

Agreements Regarding Change in Control and Termination

The Company has change-in-control agreements with the Named Executive Officers that provide for severance benefits if the executive’s employment terminates under certain circumstances in connection with a change in control.

The Company has entered into change-in-control agreements with these executives because it believes that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty and disruption during a critical time for the Company. The payment of cash severance benefits under the agreements is triggered if two conditions are met: (1) actual or constructive termination of employment and (2) the consummation of a change-in-control transaction. The Committee believes that the Named Executive Officers should be entitled to receive cash severance benefits only if both conditions are met. Once the change-in-control event occurs, the Named Executive Officer’s severance and benefits payable under the contract begin to diminish with time so long as the executive’s employment continues, until ultimate expiration of the agreement 36 months later. None of the Company’s change-in-control agreements provide for reimbursement of excise taxes.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits the Company from deducting certain compensation over $1 million paid to its CEO and certain other executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Committee strives whenever possible to structure its compensation plans such that they are tax-deductible, and it believes that a substantial portion of compensation paid under its current program (including the annual incentives, performance stock units and stock option grants described above) satisfies the requirements under Section 162(m). However, the Committee reserves the right to design programs that recognize a full range of performance criteria important to its success, even where the compensation paid under such programs may not be deductible. For 2014, the Company believes that no portion of its tax deduction for qualified compensation paid to its Named Executive Officers will be disallowed under Section 162(m).

EXECUTIVE COMPENSATION	51

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has certain duties and powers as described in its charter. The Committee is currently composed of three non-employee directors who are named at the end of this report, each of whom is independent as defined by NYSE listing standards.

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2014 Annual Report on Form 10-K on file with the SEC and the Company’s 2015 Proxy Statement.(1)

Compensation and Leadership Development Committee of the Board of Directors

J. Kenneth Thompson, Chair

Dennis F. Madsen, Member

Katherine J. Savitt, Member

Jessie R. Knight, Jr., former Member

(1)	SEC filings sometimes incorporate information by reference. This means the Company is referring you to information that has previously been filed with the SEC and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

Compensation and Leadership Development Committee Interlocks and Insider Participation

Mr. Thompson and Mr. Madsen were members of the Compensation and Leadership Development Committee during all of 2014. Mr. Knight served on the Committee from January 1, 2014 until November 5, 2014, at which time Ms. Savitt joined the Committee. No member of the Committee serving all or part of 2014 is or has been an executive officer or employee of the Company or has had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During 2014, none of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity where the entity’s executive officers also served as a director or member of the Company’s Compensation and Leadership Development Committee.

52	EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation for services rendered during 2014 of the CEO, the CFO, the three other most highly compensated executive officers, and two former executives who were named executive officers for a portion of the year. These individuals are referred to as the Named Executive Officers in this Proxy Statement.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1)(2) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Compen- sation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compen- sation(5) ($) (i)	Total ($) (j)
Bradley D. Tilden	2014	436,769	—	975,541	460,480	874,538	521,440	199,954	3,468,722
President & CEO	2013	425,000	—	1,062,879	556,715	812,900	—	62,038	2,919,532
Alaska	2012	419,614	—	3,160,012	442,002	684,528	883,208	102,008	5,691,372

Brandon S. Pedersen	2014	327,692	—	506,126	276,653	492,538	7,779	116,880	1,727,668
EVP Finance & CFO	2013	293,846	—	1,245,010	196,539	422,085	—	95,083	2,252,563
Alaska	2012	277,692	—	319,162	145,343	340,308	—	116,999	1,199,504

Benito Minicucci	2014	359,231	—	661,027	375,187	539,846	2,691	124,164	2,062,146
Exec VP Operations	2013	329,615	—	558,618	292,606	473,324	—	107,564	1,761,727
& COO, Alaska	2012	314,038	—	603,820	274,758	384,706	—	120,402	1,697,724

Andrew R. Harrison(6)	2014	282,500	—	229,980	150,000	386,712	7,654	96,606	1,153,452
Exec VP & CRO,
Alaska

Joseph A. Sprague(6)	2014	275,577	—	225,086	145,259	377,196	229,158	105,739	1,358,015
Sr VP Comm & Ext
Affairs, Alaska

Glenn S. Johnson	2014	241,538	—	526,448	249,251	326,827	—	125,000	1,469,064
Former President	2013	335,000	—	558,618	292,606	452,798	71,547	65,526	1,776,095
Horizon Air	2012	320,308	—	517,034	222,992	392,414	564,533	77,203	2,094,484

Keith Loveless	2014	272,000	—	526,448	249,673	409,000	288,385	121,876	1,867,382
Former EVP & Gen	2013	335,000	—	558,618	292,606	481,038	4,939	53,403	1,725,604
Counsel, Alaska	2012	333,462	—	508,063	144,945	360,836	791,793	73,293	2,212,392

(1)	The amounts reported in Columns (e) and (f) of the Summary Compensation Table above reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted in 2014 to the Named Executive Officers, please see the discussion under 2014 Grants of Plan-Based Awards below.

EXECUTIVE COMPENSATION	53

(2)	The amounts reported in Column (e) of the table above also include the grant date fair value of performance-based stock unit awards granted in 2012, 2013 and 2014 to the Named Executive Officers based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The following table presents the aggregate grant date fair value of these performance-based awards included in Column (e) for 2012, 2013, and 2014, and the aggregate grant date value of these awards assuming that the highest level of performance conditions will be achieved.

	2012 Performance Awards		2013 Performance Awards		2014 Performance Awards

Name	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)	Aggregate Grant Date Fair Value (Based on Probable Outcome)	Aggregate Grant Date Fair Value (Based on Maximum Performance)
	($)	($)	($)	($)	($)	($)
Bradley D. Tilden	2,153,080	4,306,160	448,472	896,944	525,983	1,052,966
Brandon S. Pedersen	140,600	281,200	793,000	1,586,000	234,894	469,788
Benito Minicucci	266,000	532,000	235,704	471,408	292,019	584,038
Andrew R. Harrison(6)					80,727	161,454
Joseph A Sprague(6)					80,727	161,454
Glenn S. Johnson	212,800	425,600	235,704	471,408	283,842	567684
Keith Loveless	140,600	281,200	235,704	471,408	283,842	567,6848

In 2012, the Committee awarded Mr. Tilden an additional one-time 45,460 performance stock units in connection with his election as CEO of the Company. The total performance stock unit award, which was included with Mr. Tilden’s annual grant and has a three-year performance period, represents four times Mr. Tilden’s 2012 base salary if target goals are met, and can range from 0% if threshold performance is not reached to 200% of target if maximum performance is achieved. The performance goals are based 50% on TSR relative to the Company’s airline peer group and 50% on TSR relative to the S&P 500 Index, and are designed to pay out in proportion to the degree to which similarly invested stockholders would be rewarded.

In 2013, the Committee awarded certain senior executives a special grant of stock units, including a one-time award of an additional 26,000 performance stock units to Mr. Pedersen. The award, which was included in Mr. Pedersen’s annual grant has a three-year performance period and is tied to unit-cost, return-on-invested-capital and on-time performance goals. The award can range from 0% if the threshold performance is not reached to 200% of target if maximum performance is achieved.

Mr. Harrison and Mr. Sprague were not Named Executive Officers prior to 2014, therefore, only 2014 performance stock unit awards are included.

(3)	Non-Equity Compensation includes Performance-Based Pay compensation and Operational Performance Rewards, further described in the Compensation Discussion and Analysis.

(4)	The amount reported in Column (h) of the Summary Compensation Table above reflects the year-over-year change in present value of accumulated benefits determined as of December 31 of each year for the Retirement Plan for Salaried Employees and the Officers Supplementary Retirement Plan (defined-benefit plan) as well as any above-market earnings on each Named Executive Officer’s account under the Nonqualified Deferred Compensation Plan. The number included in Column (h) is an estimate of the value of future payments and does not represent value received. For 2014, the change in the net present value of future payments for Mr. Johnson is shown as 0 because the effect of an increase in the discount rate more than offset any increase in the net present value of future payments. For the Named Executive Officers, Company contributions to the Defined-Contribution Officers Supplementary Retirement Plan (DC-OSRP) in lieu of the defined-benefit plan are reported in Column (i) and detailed in the table in Footnote (5) below.

(5)

The following table presents detailed information on the types and amounts of compensation reported for the Named Executive Officers in Column (i) of the Summary Compensation Table. For Column (i), each perquisite and other personal benefit is included in the total and identified and, if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and other benefits for that officer, is quantified in the table below. All reimbursements of taxes with respect to perquisites and other benefits are identified and quantified. Tax reimbursements are provided for travel privileges unique to the airline industry. Also included in the total for Column (i) is the Company’s incremental cost of providing flight benefits, annual physical, and accidental death and dismemberment insurance premiums. By providing positive-space travel without tax consequences to the Named Executive Officers, we are able to deliver a highly valued benefit at a low cost to the Company.

54	EXECUTIVE COMPENSATION

In addition, we believe that this benefit provides the opportunity for the Named Executive Officers to connect with the Company’s front-line employees. As noted in the Compensation Discussion and Analysis section, in 2012, 2013, and 2014 we paid each of the Name Executive Officers a perquisite allowance equal to 12% of the executive’s base salary in lieu of providing perquisites other than those noted above.

Itemization of All Other Compensation (Column i)
				Term Life Insurance
Name	Company Contribution to 401(k) Account	Company Contribution to DC-OSRP Account	Executive Allowance	Premium	Tax on Premium	Other*	Total “All Other Compensation”
Bradley D. Tilden	25,135	123,361	40,185	387	146	10,740	199,954
Brandon S. Pedersen	15,600	59,263	30,277	324	122	11,294	116,880
Benito Minicucci	15,600	67,541	32,861	356	134	7,672	124,164
Andrew R. Harrison(6)	15,600	43,210	25,677	280	105	11,734	96,606
Joseph A. Sprague(6)	31,200	38,398	25,092	273	103	10,673	105,739
Glenn S. Johnson	7,015	76,179	23,446	2,838	1,068	14,454	125,000
Keith Loveless	31,200	59,027	25,662	267	100	5,620	121,876

*Includes the Company’s incremental cost of providing a flight benefit, annual physical, and the above-market amount paid for accidental death and dismemberment insurance premiums.

(6)	Mr. Harrison was vice president planning and revenue management of Alaska Airlines until May 9, 2014. He served as senior vice president planning and revenue management of Alaska Airlines from May 9, 2014 until February 11, 2015 when he was elected executive vice president and chief revenue officer; Mr. Sprague was vice president of marketing of Alaska Airlines until May 9, 2014 when he was elected senior vice president communications and external affairs. Mr. Harrison and Mr. Sprague were not Named Executive Officers prior to 2014, therefore, only 2014 compensation information is included.

EXECUTIVE COMPENSATION	55

2014 Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers in 2014. Please see in the Compensation Discussion and Analysis the Performance-Based Annual Pay section for a description of the material terms of the non-equity incentive plan awards reported and the Long-Term Equity-Based Pay section for a description of the material terms of the equity-based awards reported. Each of the equity-based awards reported below was granted under the Company’s 2008 Performance Incentive Plan (2008 Plan).

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(1) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thres- hold (#) (f)	Target (#) (g)	Maximum (#) (h)
Bradley D. Tilden
Stock Options	2/11/14								21,800	38.755	460,480
RSUs	2/11/14								11,600		449,558
PSUs	2/11/14				–	11,600	23,200				525,983
PBP Plan	N/A	110,500	442,000	884,000
Brandon S. Pedersen
Stock Options	2/11/14								9,780	38.755	206,582
Stock Options	5/12/14								2,660	48.945	70,071
RSUs	2/11/14							5,180			200,751
RSUs	5/12/14							1,440			70,481
PSUs	2/11/14				–	5,180	10,360				234,894
PBP Plan	N/A	63,750	255,000	510,000
Benito Minicucci
Stock Options	2/11/14								12,200	38.755	257,700
Stock Options	5/12/14								4,460	48.945	117,487
RSUs	2/11/14							6,440			249,582
RSUs	5/12/14							2,440			119,426
PSUs	2/11/14				–	6,440	12,880				292,019
PBP Plan	N/A	69,375	277,500	555,000
Andrew R. Harrison
Stock Options	2/11/14								3,360	38.755	70,973
Stock Options	5/12/14								3,000	48.945	79,027
RSUs	2/11/14							1,780			68,984
RSUs	5/12/14							1,640			80,270
PSUs	2/11/14				–	1,780	3,560				80,270
PBP Plan	N/A	52,500	210,000	420,000
Joseph A. Sprague
Stock Options	2/11/14								3,360	38.755	70,973
Stock Options	5/12/14								2,820	48.945	74,286
RSUs	2/11/14							1,780			68,984
RSUs	5/12/14							1,540			75,375
PSUs	2/11/14				–	1,780	3,560				80,727
PBP Plan	N/A	50,750	203,000	406,000

56	EXECUTIVE COMPENSATION

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(1) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thres- hold (#) (f)	Target (#) (g)	Maximum (#) (h)
Glenn S. Johnson
Stock Options	2/11/14								11,800	38.755	249,251
RSUs	2/11/14							6,260			242,606
PSUs	2/11/14				–	6,260	12,520				283,842
PBP Plan	N/A	67,500	270,000	540,000
Keith Loveless
Stock Options	2/11/14								11,820	38.755	249,673
RSUs	2/11/14							6,260			242,606
PSUs	2/11/14				–	6,260	12,520				283,842
PBP Plan	N/A	67,500	270,000	540,000

Key:	RSUs – Restricted Stock Units; PSUs – Performance Stock Units; PBP Plan – Performance-Based Pay Plan

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements and may or may not be representative of the value eventually realized by the executive. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see the discussion of stock awards and option awards contained in Note 12 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

EXECUTIVE COMPENSATION	57

Outstanding Equity Awards at 2014 Fiscal Year End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name (a)	Award Date (b)	Number of Securities Underlying Unexer- cised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expir- ation Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($) (j)
Bradley D. Tilden
	2/3/10	60,800	–		8.315	2/3/20
	2/7/11	30,600	10,200	(2)	15.325	2/7/21
	2/14/12	11,680	22,200	(3)	19.00	2/14/22	22,400	(3)	1,338,624	113,320	(4)(5)	6,772,003
	2/11/13	9,474	28,426	(6)	24.40	2/11/23	18,380	(6)	1,098,389	18,380	(5)	1,098,389
	2/11/14	–	21,800	(7)	38.755	2/11/24	11,600	(7)	693,216	11,600	(5)	693,216
Brandon S. Pedersen
	2/7/11	–	2,760	(2)	15.325	2/7/21
	2/14/12	–	7,300	(3)	19.00	2/14/22	7,400	(3)	442,224	7,400	(5)	442,224
	2/11/13	3,344	10,036	(6)	24.40	2/11/23	6,500	(6)	388,440	32,500	(5)(9)	1,942,200
	2/11/14	–	9,780	(7)	38.755	2/11/24	5,180	(7)	309,557	5,180	(5)	309,557
	5/12/14	–	2,660	(10)	48.945	5/12/24	1,440	(10)	86,054
Benito Minicucci
	2/7/11	–	7,800	(2)	15.325	2/7/21
	2/14/12	–	13,800	(3)	19.00	2/14/22	14,000	(3)	836,640	14,000	(5)	836,640
	2/11/13	2	14,940	(6)	24.40	2/11/23	9,660	(6)	577,282	9,660	(5)	577,282
	2/11/14	–	12,200	(7)	38.755	2/11/24	6,440	(7)	384,854	6,440	(5)	384,854
	5/12/14	–	4,460	(10)	48.945	5/12/24	2,440	(10)	145,814
Andrew R. Harrison
	2/7/11	–	2,100		15.325	2/7/21
	2/14/12	–	3,880	(3)	19.00	2/14/22	3,960	(3)	236,650	3,960	(5)	236,650
	2/11/13	–	4,186	(6)	24.40	2/11/23	2,700	(6)	161,352	24,700	(5)	1,476,072
	2/11/14	–	3,360	(7)	38.755	2/11/24	1,780	(7)	106,373	1,780	(5)	106,373
	5/12/14	–	3,000	(10)	48.945	5/12/24	1,640	(10)	98,006

58	EXECUTIVE COMPENSATION

	Option Awards						Stock Awards
Name (a)	Award Date (b)	Number of Securities Underlying Unexer- cised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expir- ation Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($) (j)
Joseph A. Sprague
	2/8/08	10,200	–		6.8725	2/8/18
	1/29/09	26,360	–		6.89	1/29/19
	2/3/10	9,200	–		8.315	2/3/20
	2/7/11	6,600	2,200	(2)	15.325	2/7/21
	2/14/12	3,900	3,900	(3)	19.00	2/14/22	3,960	(3)	236,650	3,960	(5)	236,650
	2/11/13	1,380	4,140	(6)	24.40	2/11/23	2,680	(6)	160,157	24,680	(5)	1,474,877
	2/11/14	–	3,360	(7)	38.755	2/11/24	1,780	(7)	106,373	1,780	(5)	106,373
	5/12/14	–	2,820	(10)	48.945	5/12/24	1,540	(10)	92,030
Glenn S. Johnson
	2/7/11	–	6,500	(2)	15.325	2/7/21
	2/14/12	–	11,200	(3)	19.00	2/14/22	11,200	(3)	669,312	11,200	(5)	669,312
	11/7/12						1,680	(8)	100,397
	2/11/13	2	14,940	(6)	24.40	2/11/23	9,660	(6)	577,282	9,660	(5)	577,282
	2/11/14	–	8,480	(7)	38.755	2/11/24	6,260	(7)	374,098	6,260	(5)	374,098
Keith Loveless
	2/7/11	–	3,392	(2)	15.325	2/7/21
	2/14/12	–	7,280	(3)	19.00	2/14/22	7,400	(3)	442,224	7,400	(5)	442,224
	11/7/12	–	7,630	(8)	20.225	11/7/22	9,340	(8)	558,158
	2/11/13	–	14,940	(6)	24.40	2/11/23	9,660	(6)	577,282	9,660	(5)	577,282
	2/11/14	–	8,488	(7)	38.755	2/11/24	6,260	(7)	374,098	6,260	(5)	374,098

(1)	The dollar amounts shown in Column (h) and Column (j) are determined by multiplying the number of shares or units reported in Column (g) and Column (i), respectively, by $59.76 (the closing price of Air Group stock on 12/31/14).

(2)	The unvested options under the 2/7/11 grant will become vested as follows: Mr. Tilden – 10,200 on 2/7/15; Mr. Pedersen – 2,760 on 2/7/15; Mr. Minicucci – 7,800 on 2/7/15; Mr. Harrison – 2,100 on 2/17/15; Mr. Sprague – 2,200 on 2/17/15; Mr. Johnson – 6,500 on 2/7/15; and Mr. Loveless – 3,392 on 2/17/15.

(3)

The RSUs awarded on 2/14/12 will become fully vested on 2/14/15 with the exception of Mr. Johnson whose RSUs became fully vested on 3/1/15 and Mr. Loveless whose RSUs will become fully vested on 4/2/15. The unvested options under the 2/14/12 grant will become vested as follows: Mr. Tilden – 11,100 on 2/14/15 and 11,100 on 2/14/16; Mr. Pedersen – 3,648 on 2/14/15 and 3,652 on 2/14/16;

EXECUTIVE COMPENSATION	59

Mr. Minicucci – 6,900 on 2/14/15 and 6,900 on 2/14/16; Mr. Harrison – 1,940 on 2/14/15 and 1,940 on 2/14/16; Mr. Sprague – 1,948 on 2/14/15 and 1,952 on 2/14/16; Mr. Johnson – 5,600 on 2/14/15 and 5,600 on 2/14/16; and Mr. Loveless – 3,640 on 2/14/15 and 3,640 on 2/14/16.

(4)	Mr. Tilden’s 2/14/12 performance stock unit award includes an award of 45,460 additional performance stock units in connection with his election to CEO. The units will vest based on the goals set for the three-year performance period ending 12/31/14.

(5)	The performance stock units reported in Column (i) are eligible to vest based on the Company’s performance over a three-year period as described in the Compensation Discussion and Analysis above and in footnote (1) to the Summary Compensation Table above. The performance stock units granted on 2/7/12 will vest based on the goals set for a three-year performance period ending 12/31/14; the performance stock units granted on 2/11/13 will vest based on the goals set for a three-year performance period ending 12/31/15; and the performance stock units granted on 2/11/14 will vest based on the goals set for a three-year performance period ending 12/31/16.

(6)	The RSUs awarded on 2/11/13 will become fully vested on 2/11/16 with the exception of Mr. Johnson whose RSUs became fully vested on 3/1/15 and Mr. Loveless whose RSUs will become fully vested on 4/2/15. The unvested options under the 2/11/13 grant will become vested as follows: Mr. Tilden –9,476 on 2/11/15, 9,474 on 2/11/16 and 9,476 on 2/11/17; Mr. Pedersen – 3,346 on 2/11/15, 3,344 on 2/11/16 and 3,346 on 2/11/17; Mr. Minicucci – 4,980 on 2/11/15, 4,980 on 2/11/16 and 4,980 on 2/11/17; Mr. Harrison – 1,396 on 2/11/15, 1,394 on 2/11/16 and 1,396 on 2/11/17 ; Mr. Sprague – 1,380 on 2/11/15, 1,380 on 2/11/16 and 1,380 on 2/11/17 ; Mr. Johnson – 4,980 on 2/11/15, 4,980 on 2/11/16 and 4,890 on 2/11/17; and Mr. Loveless – 4,980 on 2/11/15, 4,980 on 2/11/16 and 4,980 on 2/11/17.

(7)	The RSUs awarded on 2/11/14 will become fully vested on 2/11/17 with the exception of Mr. Johnson whose RSUs became fully vested on 3/1/15 and Mr. Loveless whose RSUs will become fully vested on 4/2/15. The unvested options under the 2/11/14 grant will become vested as follows: Mr. Tilden –5,450 on 2/11/15, 5,450 on 2/11/16, 5,450 on 2/11/17 and 5,450 on 2/11/18; Mr. Pedersen – 2,444 on 2/11/15, 2,446 on 2/11/16, 2,444 on 2/11/17 and 2,446 on 2/11/18; Mr. Minicucci – 3,050 on 2/11/15, 3,050 on 2/11/16, 3,050 on 2/11/17 and 3,050 on 2/11/18; Mr. Harrison – 840 on 2/11/15, 840 on 2/11/16, 840 on 2/11/17 and 840 on 2/11/18; Mr. Sprague – 840 on 2/11/15, 840 on 2/11/16, 840 on 2/11/17 and 840 on 2/11/18; Mr. Johnson – 2,950 on 2/11/15, 2,950 on 2/11/16 and 2,950 on 2/11/17; and Mr. Loveless – 2,954 on 2/11/15, 2,956 on 2/11/16 and 2,954 on 2/11/17.

(8)	The RSUs awarded on 11/7/12 will become fully vested on 11/7/15 with the exception of Mr. Johnson whose RSUs became fully vested on 3/1/15 and Mr. Loveless whose RSUs will become fully vested on 4/2/15. Mr. Loveless’s unvested options under the 11/7/12 grant will become vested as follows 3,864 on 11/7/15, and 3,866 on 11/7/16.

(9)	Mr. Pedersen’s 2/11/13 performance stock unit award includes 26,000 additional stock units in connection with an incentive grant based on the accomplishment of specific operational and financial goals. The units will vest based on the goals set for the three-year performance period ending 12/31/15.

(10)	The RSUs awarded on 5/12/14 will become fully vested on 5/12/17. The unvested options under the 5/12/14 grant will become vested as follows: Mr. Pedersen – 664 on 5/12/15, 664 on 5/12/16, 664 on 5/12/17 and 666 on 5/12/18; Mr. Minicucci – 1,114 on 5/12/15, 1,116 on 5/12/16, 1,114 on 5/12/17, and 1,116 on 5/12/18; Mr. Harrison – 750 on 5/12/15, 750 on 5/12/16, 750 on 5/12/17, and 750 on 5/12/17; Mr. Sprague – 704 on 5/12/15, 706 on 5/12/16, 704 on 5/12/17, and 706 on 5/12/18.

60	EXECUTIVE COMPENSATION

2014 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during 2014 and the vesting during 2014 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)

Bradley D. Tilden	59,720	2,115,945	63,600	2,468,104
Brandon S. Pedersen	37,820	1,417,374	17,280	670,579
Benito Minicucci	28,978	784,990	48,000	1,862,720
Andrew R. Harrison	7,734	181,635	13,200	512,248
Joseph A. Sprague	60,524	2,516,925	13,800	535,532
Glenn S. Johnson	26,878	669,425	40,800	1,583,312
Keith Loveless	28,258	773,978	21,240	824,254

(1)	The amounts shown in Column (c) above for option awards are determined by multiplying the number of shares by the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The amounts shown in Column (e) above for stock awards are determined by multiplying the number of vested units by the per-share closing price of the Company’s common stock on the vesting date.

EXECUTIVE COMPENSATION	61

Pension and Other Retirement Plans

The Company maintains two primary defined-benefit pension plans covering Mr. Tilden, Mr. Sprague, Mr. Johnson and Mr. Loveless. Mr. Pedersen, Mr. Minicucci and Mr. Harrison participate in the defined-contribution plans as described below. The Alaska Air Group, Inc. Retirement Plan for Salaried Employees (the Salaried Retirement Plan) is the qualified defined-benefit employee retirement plan, and Mr. Tilden, Mr. Sprague, Mr. Johnson and Mr. Loveless participate in this plan on the same general terms as other eligible employees. The Alaska Air Group, Inc. 1995 Elected Officers Supplementary Retirement Plan (the Supplementary Plan) is a nonqualified plan, in which Mr. Tilden, Mr. Sprague, Mr. Johnson and Mr. Loveless also participate.

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under the qualified and nonqualified defined-benefit pension plans.

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)
Bradley D. Tilden	Salaried Retirement Plan	22.840	1,229,060	N/A
	Supplementary Retirement Plan	14.920	2,157,420	N/A
Brandon S. Pedersen(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Benito Minicucci(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Andrew R. Harrison(2)	Salaried Retirement Plan	N/A	N/A	N/A
	Supplementary Retirement Plan	N/A	N/A	N/A
Joseph A. Sprague	Salaried Retirement Plan	13.590	494,600	N/A
	Supplementary Retirement Plan	5.690	525,480	N/A
Glenn S. Johnson(3)	Salaried Retirement Plan	15.740	818,720	0
	Supplementary Retirement Plan	10.450	1,890,310	0
Keith Loveless(3)	Salaried Retirement Plan	27.420	1,619,490	22,140
	Supplementary Retirement Plan	17.570	1,742,970	0

(1)	The years of credited service through December 31, 2013, when the Plan was frozen, and the present value of accumulated benefits as of December 31, 2014 assume that each Named Executive Officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see Note 8 (Employee Benefits Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference.

(2)	In lieu of participation in the defined-benefit plans, Mr. Pedersen, Mr. Minicucci and Mr. Harrison receive a contribution to the Company’s defined-contribution plans. Specifically, in lieu of participation in the Salaried Retirement Plan, Mr. Pedersen, Mr. Minicucci and Mr. Harrison each receive a Company match contribution to the Alaskasaver 401(k) Plan of up to 6% of their eligible wages. In lieu of the Supplementary Retirement Plan, Mr. Pedersen, Mr. Minicucci and Mr. Harrison also participate in the Nonqualified Deferred Compensation Plan, which is further described below.

(3)	Mr. Johnson retired August 31, 2014 and Mr. Loveless retired September 30, 2014.

62	EXECUTIVE COMPENSATION

Salaried Retirement Plan

The Salaried Retirement Plan is a tax-qualified, defined-benefit retirement plan for salaried Alaska Airlines employees hired prior to April 1, 2003. Each of the Named Executive Officers who participates in the Plan is fully vested in his accrued benefits under the Salaried Retirement Plan. Benefits payable under the Salaried Retirement Plan are generally based on years of credited service with the Company and its affiliates and final average base salary for the five highest complete and consecutive calendar years of an employee’s last ten complete calendar years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee’s final average base salary times years of credited service (limited to 40 years). Annual benefits are computed on a straight-life annuity basis beginning at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

The tax law limits the compensation on which annual retirement benefits are based. For 2014, this limit was $260,000. The tax law also limits the annual benefits that may be paid from a tax-qualified retirement plan. For 2014, this limit on annual benefits was $210,000.

Supplementary Retirement Plans

In addition to the benefits described above, Mr. Tilden, Mr. Sprague, Mr. Johnson and Mr. Loveless are eligible to receive retirement benefits under the Supplementary Retirement Plan. This plan is a non-qualified, unfunded, defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60. Benefits are calculated as a monthly amount on a straight-life annuity basis. In general, the monthly benefit is determined as a percentage (50% to 75% of a participant’s final average monthly base salary) with the percentage determined based on both the officer’s length of service with the Company and length of service as an elected officer.

This benefit amount is subject to offset by the amount of the officer’s Social Security benefits and the amount of benefits paid under the Salaried Retirement Plan to the extent such benefits were accrued after the officer became a participant in the Supplementary Retirement Plan. (There is no offset for any Salaried Retirement Plan benefits accrued for service before the officer became a participant in the Supplementary Retirement Plan.)

Participants in the Supplementary Retirement Plan become fully vested in their benefits under the plan upon attaining age 50 and completing 10 years of service as an elected officer. Plan benefits will also become fully vested upon a change in control of the Company or upon termination of the participant’s employment due to death or disability.

In lieu of the Supplementary Retirement Plan, Mr. Pedersen, Mr. Minicucci and Mr. Harrison participate in the Company’s Nonqualified Deferred Compensation Plan. This plan is a defined-contribution plan. Under this plan, the Company contributes 10% of the officer’s eligible wages, as defined in plan documents, minus the maximum legal Company contribution that the Company made, or could have made, under the Company’s qualified defined-contribution plan (the Alaskasaver 401(k) Plan).

On June 20, 2011, the Board of Directors amended the Salaried Retirement Plan and the Supplementary Retirement Plan to provide that, effective January 1, 2014, both plans would be frozen so that participants in the plans would not accrue any benefits with respect to services performed or compensation earned on or after that date. The Board also amended the Nonqualified Deferred Compensation Plan so that, effective January 1, 2014, officers who previously participated in the Supplementary Retirement Plan, including Mr. Tilden, Mr. Sprague, Mr. Johnson, and Mr. Loveless, and are then employed by the Company, will be eligible to participate in the Nonqualified Deferred Compensation Plan.

EXECUTIVE COMPENSATION	63

2014 Nonqualified Deferred Compensation

Under the Nonqualified Deferred Compensation Plan, the Named Executive Officers and other key employees may elect to receive a portion of some or all of their Performance-Based Pay awards on a deferred basis. The crediting interest rate for amounts deferred in prior years is based on the mean between the high and the low rates during the first 11 months of the preceding year of yields of Ba2-rated industrial bonds as determined by the plan administrator (rounded to the nearest one-quarter of one percent). Participants under the plan have the opportunity to elect among the investment funds offered under the Company’s 401(k) plan for purposes of determining the return on their plan accounts. Alternatively, participants may allocate some or all of their plan account to an interest-bearing option with a rate equal to the yield on a Moody’s index of Ba2-rated industrial bonds as of November of the preceding year, rounded to the nearest one-quarter of one percent. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date and may elect payment in a lump sum or installments.

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under the Company’s nonqualified deferred compensation plans during 2014, and also shows the total deferred amounts for the Named Executive Officers as of December 31, 2014.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(1) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(1) ($) (f)
Bradley D. Tilden	–	–	–	–	–
Brandon S. Pedersen	48,005	–	6,390	–	224,905
Benito Minicucci	56,022	–	7,417	–	252,733
Andrew R. Harrison	34,623	–	3,111	–	156,967
Joseph A. Sprague	–	–	–	–	–
Glenn S. Johnson	434,172	–	24,118	54,555	752,603
Keith Loveless	–	–	–	–	–

(1)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is required to be included as compensation for each Named Executive Officer in Column (h) of the Summary Compensation Table. Because the earnings were at market rates available to other investors, these amounts were not included on the Summary Compensation Table.

Potential Payments Upon Change in Control and Termination

The Company has entered into change-in-control agreements with each of the Named Executive Officers. Under these agreements, if a change of control occurs, a three-year employment period would go into effect. During the employment period, the executive would be entitled to:

•	receive the highest monthly salary the executive received at any time during the 12-month period preceding the change in control;
•	receive an annual incentive payment equal to the higher of the executive’s target Performance-Based Pay incentive or the

64	EXECUTIVE COMPENSATION

average of the executive’s annual incentive payments for the three years preceding the year in which the change in control occurs;
•	continue to accrue age and service credit under the Company’s retirement plans; and
•	participate in fringe benefit programs that are at least as favorable as those in which the executive was participating prior to the change in control.

If the executive’s employment is terminated by the Company without cause or by the executive for “good reason” during the employment period (or, in certain circumstances, if such a termination occurs prior to and in connection with a change in control), the executive would be entitled to receive a lump-sum payment equal to the value of the payments and benefits identified above that the executive would have received had he continued to be employed for the entire employment period. The amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period. (The terms “cause,” “good reason” and “change in control” are each defined in the change-in-control agreements.)

In 2012, the Company eliminated the conditional gross-up provision in favor of a modified cap provision for all executives. Under this provision, in the event that change-in-control benefits exceed the threshold amount that would trigger an excise tax under Section 280G of the Internal Revenue Code, the executive would receive the larger of the following amounts:

•	the “safe harbor amount,” which is equal to the level above which excise taxes are triggered; or

•	the full change-in-control benefits if, after receipt of the full change-in-control benefits and payment of the excise tax, the after-tax amount is greater than the safe harbor amount described above.

In addition, outstanding and unvested stock options, restricted stock units and the target number of performance stock units would become vested under the terms of the Company’s equity plans. Under the 2008 Performance Incentive Plan, awards will not vest unless a termination of employment without cause or for good reason also occurs or an acquirer does not assume outstanding awards. Finally, the executive’s unvested benefits under the Supplementary Retirement Plan would vest on a change in control whether or not the executive’s employment was terminated. The outstanding equity awards held by the executives as of December 31, 2014 are described in the Outstanding Equity Awards at Fiscal Year End table and each executive’s accrued benefits under the Company’s retirement plans are described above under Pension and Other Retirement Plans.

In the event the executive’s employment terminates by reason of death, disability or retirement, (i) restricted stock units would become vested under the terms of the Company’s equity plans; (ii) a prorated portion of the performance stock units would vest at the conclusion of the performance period based on actual performance and the portion of the performance period in which the executive was employed; and (iii) stock options would become fully vested upon death or disability and would become vested to the extent they would have vested in the next three years upon retirement. Stock options would remain exercisable for three years following termination of employment or until their expiration date, whichever comes first.

In the tables below, we have estimated the potential cost to the Company of providing the benefits shown to each of the Company’s Named Executive Officers as if the executive’s employment had terminated due to retirement, death or disability, or due to change in control on December 31, 2014. The value of accelerated vesting shown in the Equity Acceleration column below assumes the performance share units pay at target. As described above, except for the equity acceleration value, the amount an executive would be entitled to receive would be reduced on a pro-rata basis for any time the executive worked during the employment period.

EXECUTIVE COMPENSATION	65

These calculations are estimates for proxy disclosure purposes only. Actual payments may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and other factors.

Retirement

Name	Cash Severance	Enhanced Retirement Benefit	Benefit Continuation	Lifetime Airfare Benefit (1)	Equity Acceleration(2)	Total
Bradley D. Tilden	$0	$0	$0	$15,678	$11,820,305	$11,835,983
Brandon S. Pedersen	$0	$0	$0	$16,870	$3,819,110	$3,835,982
Benito Minicucci	$0	$0	$0	$8,903	$4,556,236	$4,565,140
Andrew R. Harrison	$0	$0	$0	$20,814	$2,332,942	$2,353,756
Joseph A. Sprague	$0	$0	$0	$15,597	$2,291,910	$2,307,507
Glenn S. Johnson	$0	$0	$0	$16,017	$2,763,560	$2,779,577
Keith Loveless	$0	$0	$0	$7,473	$2,707,628	$2,715,101

Death or Disability

Name	Cash Severance	Enhanced Retirement Benefit	Benefit Continuation	Lifetime Airfare Benefit (1)	Equity Acceleration(2)	Total
Bradley D. Tilden	$0	$0	$0	$15,678	$11,934,782	$11,950,460
Brandon S. Pedersen	$0	$0	$0	$16,870	$3,877,564	$3,894,434
Benito Minicucci	$0	$0	$0	$8,903	$4,632,360	$4,641,264
Andrew R. Harrison	$0	$0	$0	$20,814	$2,358,698	$2,379,512
Joseph A. Sprague	$0	$0	$0	$15,597	$2,317,116	$2,332,713
Glenn S. Johnson(6)	–	–	–	–	–	–
Keith Loveless(6)	–	–	–	–	–	–

Change in Control

Name	Cash Severance(3)	Enhanced Retirement Benefit(4)	Benefit Contin- uation(5)	Lifetime Airfare Benefit(1)	Equity Acceleration(2)	Excise Tax(6)	Cutback Due to Modified Cap	Total
Bradley D. Tilden	$3,694,716	$443,441	$208,229	$15,678	$13,000,266	($2,010,692)	$0	$15,351,639
Brandon S. Pedersen	$2,271,681	$190,816	$176,140	$16,870	$4,734,650	($956,632)	$0	$6,433,526
Benito Minicucci	$2,504,626	$214,866	$160,708	$8,903	$5,083,159	$0	($995,143)	$6,977,120
Andrew R. Harrison	$1,839,079	$150,668	$165,433	$20,814	$2,923,941	($666,954)	$0	$4,432,981
Joseph A. Sprague	$1,802,136	$416,740	$156,858	$15,597	$2,917,295	($715,017)	$0	$4,593,609
Glenn S. Johnson(6)	–	–	–	–	–	–	–	–
Keith Loveless(6)	–	–	–	–	–	–	–	–

(1)

All employees who retire with more than ten years of service are entitled to flight benefits on Alaska Airlines and Horizon Air. Flight benefits for the Named Executive Officers are for positive-space travel, for which the Company also provides a tax reimbursement. Messrs. Tilden, Pedersen, Harrison, Sprague, Johnson and

66	EXECUTIVE COMPENSATION

Loveless qualify for these benefits under all termination scenarios. In this column, we show the present value of this benefit, calculated using a discount rate equal to 120% of the long-term AFR (Applicable Federal Rate) for December 2014 and Internal Revenue Code Section 401(e) mortality tables for 2015, described above in the Pension and Other Retirement Benefits section above. Other assumptions include that the lifetime average annual usage is equal to actual average annual usage amounts in 2012 through 2014, and that the annual value of the benefit is equal to the annual incremental cost to the Company, which will be the same as the average of the incremental cost incurred to provide air travel benefits to the executive in those years as disclosed under the All Other Compensation column in the Summary Compensation Table. Messrs. Johnson and Loveless retired effective August 31, 2014 and September 30, 2014, respectively, therefore the information above reflects actual valuations.

(2)	Represents the “in-the-money” value of unvested stock options and the face value of unvested restricted stock and performance stock unit awards that would vest upon termination of employment in the circumstances described above based on a stock price of $59.76, the closing price of the Company’s common stock on December 31, 2014. The value of the extended term of the options is not reflected in the table because we have assumed that the executive’s outstanding stock options would be assumed by the acquiring company pursuant to a change in control.

(3)	Represents the amount obtained by multiplying three by the sum of the executive’s highest rate of base salary during the preceding 12 months and the higher of the executive’s target incentive or his average incentive for the three preceding years.

(4)	Represents the sum of (a) for Mr. Sprague, the present value of the unvested portion of the nonqualified retirement benefits that would vest upon a change in control, (b) the matching contribution the executive would have received under the Company’s qualified defined contribution plan had the executive continued to contribute the maximum allowable amount during the employment period, and (c) the contribution the executive would have received under the Company’s nonqualified defined contribution plan had the executive continued to participate in the plan during the employment period.

(5)	Represents the estimated cost of (a) 18 months of premiums under the Company’s medical, dental and vision programs, and (b) three years of continued participation in life, disability, accidental death insurance and other fringe benefit programs.

(6)	Valuations for death and change in control are not included as Mr. Johnson retired August 31, 2014 and Mr. Loveless retired September 30, 2014.

EXECUTIVE COMPENSATION	67

Securities Ownership of Certain Beneficial Owners and Management

This table shows how much Company common stock is owned as of March 18, 2015, by (a) each director and nominee, (b) each of the Company’s executive officers named in the Summary Compensation Table, and (c) all executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Securities Ownership of Management

Name	Number of Shares of Common Stock Owned(1)	Options Exercisable within 60 Days	Total Shares Beneficially Owned(2)	Percent of Outstanding Shares(3)
Patricia M. Bedient	24,496	—	24,496	*
Marion C. Blakey	9,692	—	9,692	*
Phyllis J. Campbell	37,392	—	37,392	*
Dhiren R. Fonseca	677	—	677	*
Jessie J. Knight, Jr.	41,504	—	41,504	*
Dennis F. Madsen	23,705	—	23,705	*
Helvi K. Sandvik	2,190	—	2,190	*
Katherine J. Savitt	677	—	677	*
J. Kenneth Thompson	38,324	—	38,324	*
Bradley D. Tilden	279,730	148,780	428,510	*
Eric K. Yeaman	4,260	—	4,260	*
Brandon S. Pedersen	24,124	4,844	28,968	*
Benito Minicucci	56,116	23,846	79,962	*
Andrew R. Harrison	10,545	840	11,385	*
Joseph A Sprague	22,693	54,512	77,205	*
Glenn S. Johnson	2,356	0	2,356	*
Keith Loveless	8,173	0	8,173	*
All Company directors and executive officers as a group (22 persons)	607,776	255,948	863,724	*

*Less than 1%

(1)	Consists of the aggregate total of shares of common stock held by the reporting person either directly or indirectly, including 401(k) Plan holdings.

(2)	Total beneficial ownership is determined in accordance with the rules of the SEC and represents the sum of the Number of Shares of Common Stock Owned and Options Exercisable within 60 Days columns. Beneficial ownership does not include shares of common stock payable upon the vesting of restricted stock units, none of which will vest within 60 days of the record date, except for those granted to Mr. Loveless, as follows: Mr. Tilden, 52,380; Mr. Pedersen, 20,520; Mr. Minicucci, 32,540; Mr. Harrison, 10,080; and Mr. Sprague, 9,960. Mr. Loveless’s outstanding RSUs (32,660) will fully vest on 4/2/15. This table also excludes shares of common stock payable upon vesting of performance stock units, none of which will vest within 60 days following the record date, and which are described in the 2014 Grants of Plan Based Awards table.

68	SECURITIES OWNERSHIP

Total shares beneficially owned reported for non-employee directors also include underlying common shares to be issued upon the director’s resignation from the Board in connection with deferred stock units granted as part of their annual compensation. The aggregate number of deferred stock units granted to date: Ms. Bedient, 22,914; Ms. Blakey, 9,692; Ms. Campbell, 21,344; Mr. Knight, 21,344; Mr. Madsen, 22,914; Ms. Sandvik, 1,582; Mr. Thompson, 21,344; and Mr. Yeaman, 2,690.

(3)	We determined applicable percentage ownership based on 130,869,463 shares of the Company’s common stock outstanding as of March 18, 2015.

5% or More Beneficial Owners

The table below identifies those persons known by us to have beneficial ownership of more than 5% of the Company’s outstanding common stock, as of March 18, 2015.

Beneficial Owner Name and Address	Number of Shares Owned	Percent of Outstanding Shares (1)
Blackrock, Inc. (2)	9,269,396	7.08%
55 East 52nd Street
New York, New York 10022

The Vanguard Group (3)	8,851,920	6.68%
100 Vanguard Blvd.
Malvern, Pennsylvania
Renaissance Technologies LLC (4)	7,811,600	5.97%
800 Third Avenue
New York, New York 10022

PRIMECAP Management Company (5)	7,196,526	5.49%
225 South Lake Ave. #400
Pasadena, California 91101

(1)	We determine applicable percentage ownership based on more than 68,825,259 shares of the Company’s common stock outstanding as of March 18, 2014.

(2)	A Schedule 13G/A filed on January 12, 2015 by BlackRock, Inc. reported sole voting power over 8,863,044 shares and sole dispositive power over all 9,269,396 shares.

(3)	A Schedule 13G/A filed on February 9, 2015 by The Vanguard Group reported sole voting power over 81,172 shares, sole dispositive power over 8,773,748 shares and shared dispositive power over 78,172 shares.

(4)	A Schedule 13G/A filed on February 12, 2015 by Renaissance Technologies LLC reported sole voting and dispositive power over all 7,811,600 shares.

(5)	A Schedule 13G/A filed on February 10, 2015 by PRIMECAP Management Company reported sole voting power over 867,600 shares and sole dispositive power over all 7,196,526 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to send reports of their ownership of Company common stock and changes in such ownership to the SEC and the NYSE. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file a report on a timely basis. Based on a review of copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that everyone subject to Section 16(a) filed the required reports on a timely basis during 2014.

SECURITIES OWNERSHIP	69

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 4, 2015 if you are a 401(k) participant or May 6, 2015 if you are a stockholder of record.

Vote by Internet • Go to www.envisionreports.com/alk • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2 and 3 and a vote AGAINST Proposal 4.

+

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Patricia M. Bedient	☐	☐	☐	02 - Marion C. Blakey	☐	☐	☐	03 - Phyllis J. Campbell	☐	☐	☐

	04 - Dhiren R. Fonseca	☐	☐	☐	05 - Jessie J. Knight, Jr.	☐	☐	☐	06 - Dennis F. Madsen	☐	☐	☐

	07 - Helvi K. Sandvik	☐	☐	☐	08 - Katherine J. Savitt	☐	☐	☐	09 - J. Kenneth Thompson	☐	☐	☐

	10 - Bradley D. Tilden	☐	☐	☐	11 - Eric K. Yeaman	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year 2015.	☐	☐	☐	3. Advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐

4. Stockholder proposal regarding an independent board chairman policy.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and sign below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

/ /

■	1 U PX	+

0215HC

Admission Ticket

William M. Allen Theater at the Museum of Flight, in Seattle, Washington

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

PROXY — Alaska Air Group, Inc.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

The stockholder hereby appoints Bradley D. Tilden and Shannon K. Alberts, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of Alaska Air Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders.

If applicable, the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Alaska Air Group, Inc. Alaskasaver Plan, the Alaska Airlines, Inc. COPS, MRP and Dispatch 401(k) Plan, and the Horizon Air Industries, Inc. Savings Investment Plan, and/or Fidelity Management Trust Company, as Trustee of the Alaska Airlines, Inc. Pilots Investment and Savings Plan, at the Annual Meeting of Stockholders. This form, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m., Eastern Time on Monday, May 4, 2015, your shares will not be voted by the Trustees.

The Annual Meeting of Stockholders is to be held at William M. Allen Theater at the Museum of Flight, in Seattle, Washington at 3 p.m. Pacific Time on Thursday, May 7, 2015, and at any adjournment or postponement thereof.

When this proxy is properly executed, the shares to which this proxy relates will be voted as directed. If no such directions are made, this proxy will be voted FOR all the nominees listed, FOR Proposals 2 and 3 and voted AGAINST Proposal 4.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope or by voting over the Internet or by telephone.

Continued and to be signed on reverse side.

C	Non-Voting Items

Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+